     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 20, 2000

                                                      REGISTRATION NO. 333-87273
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------


                             MINDLEADERS.COM, INC.


             (Exact name of Registrant as specified in its charter)

                           --------------------------

               OHIO                                7371                             31-1015427
   (State or other jurisdiction        (Primary Standard Industrial              (I.R.S. Employer
of incorporation or organization)      Classification Code Number)            Identification Number)

                             851 WEST THIRD AVENUE
                              COLUMBUS, OHIO 43212
                                 (614) 781-7300

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)


                                 CAROL A. CLARK
        CHAIRPERSON OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             MINDLEADERS.COM, INC.
                             851 WEST THIRD AVENUE
                              COLUMBUS, OHIO 43212
                                 (614) 781-7300


 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                                   COPIES TO:

              SUSAN E. BROWN, ESQ.                                  JEREMY W. DICKENS, ESQ.
      Vorys, Sater, Seymour and Pease LLP                          Weil, Gotshal & Manges LLP
               52 East Gay Street                                       767 Fifth Avenue
              Columbus, Ohio 43215                               New York, New York 10153-0119
                (614) 464-6400                                          (212) 310-8000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED MARCH 20, 2000



THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY CHANGE. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS


                                3,100,000 SHARES


                                     [LOGO]

                                 COMMON SHARES
        ----------------------------------------------------------------


This is our initial public offering of common shares. We are offering 3,100,000 common shares. No public market currently exists for our shares.



We propose to list the shares on the Nasdaq National Market under the symbol "MDLR." Anticipated Price Range: $12.00 to $14.00 per share.


     INVESTING IN OUR SHARES INVOLVES RISKS. RISK FACTORS BEGIN ON PAGE 6.


                                                                      PER SHARE                    TOTAL
                                                              -------------------------  -------------------------
Public Offering Price.......................................              $                          $
Underwriting Discount.......................................              $                          $
Proceeds to MindLeaders.com.................................              $                          $



We have granted the underwriters the right to purchase up to 465,000 additional common shares on the same terms and conditions as set forth above within 30 days solely to cover any over-allotments.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


Lehman Brothers expects to deliver the shares on or about       , 2000.


--------------------------------------------------------------------------------


LEHMAN BROTHERS


                              J.C. BRADFORD & CO.

                                                        FIDELITY CAPITAL MARKETS
                                                A DIVISION OF NATIONAL FINANCIAL
                                                            SERVICES CORPORATION
                                            FACILITATING ELECTRONIC DISTRIBUTION


            , 2000.

[Inside front cover]

    A spherical graph of our distribution channels:


    - In the center is a globe with the words "Over 400 in-depth courses" above and the MindLeaders.com logo (the word "MindLeaders.com" with "Mind" in gold and the word "Leaders" in black.



    - Next, a circle labeled "The Internet."



    - Next, three more concentric circles indicating our three sales channels as follows:



       - "Direct Sales" to "Large Organization Clients" ("Over 700 Clients").



       - Sales to "Small/Medium Business Users" through "Internet Service Provider Partners" ("Over 1,300 ISP's with access to over 900,000 businesses") and "Other Marketing Partners" ("Over 125 partners").



       - Sales to "Home Office Users" through "Internet Service Provider Partners" ("Over 1,300 ISP's with access to 7.4 million home offices and individuals") and "Other Marketing Partners" ("Over 125 partners").



    Three photographs representing our clients:



    - For "Large Organization Clients," a large city skyline.



    - For "Small/Medium Business Users," an office scene with two people at a computer.



    - For "Home Office Users," a woman working at a computer at home.



    At the bottom of the page, the "MindLeaders.com logo."

                               TABLE OF CONTENTS


                                          PAGE
                                        --------
Prospectus Summary....................      1
Risk Factors..........................      6
Use of Proceeds.......................     14
Dividend Policy.......................     14
Capitalization........................     15
Dilution..............................     16
Selected Financial Data...............     17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     19
Business..............................     24



Management............................     35
                                          PAGE
                                        --------
Certain Transactions..................     46
Principal Shareholders................     47
Description of Capital Stock..........     48
United States Federal Income Tax
  Consequences to Non-U.S. Holders....     52
Shares Eligible for Future Sale.......     54
Underwriting..........................     56
Legal Matters.........................     58
Experts...............................     58
Additional Information................     59
Index to Financial Statements.........    F-1



    Until            , 2000, all dealers selling common shares, whether or not
participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY



OUR BUSINESS



    We provide Web-based courses and services designed to meet the training needs of businesses, organizations and home office users worldwide. We deliver our courses over our clients' internal computer networks and over the Internet. Our extensive online catalog of over 400 courses covers information technology, desktop computing and professional and practical skills. Our course technology enables users to learn in an interactive, flexible and cost-effective manner anytime, anywhere. Our courses are designed to provide users with knowledge necessary to compete in today's dynamic business environment.



    We license our courses through direct and indirect sales channels, enabling us to effectively reach the large user market we believe exists for Web-based training:



    DIRECT SALES. Our internal sales force targets businesses and other large organizations that we believe generate over $50 million in annual revenues or require an efficient means of training a large number of employees. We currently license our courses and provide services to over 700 direct sales clients.



    INDIRECT SALES. We distribute our courses indirectly to businesses, organizations and individuals through Internet service providers and other marketing partners:



     INTERNET SERVICE PROVIDERS--Internet service providers offer their subscribers direct access to the Internet. We currently have agreements with more than 1,300 Internet service providers who offer our courses to over 7.4 million subscribers, including over 900,000 businesses.



     OTHER MARKETING PARTNERS--We currently have marketing alliances with over 125 businesses and other organizations whose current operations support and facilitate the sale of our Web-based training courses. These marketing partners include technology companies that combine our courses with their products and non-business organizations with members who need our Web-based courses and services.



OUR MARKET OPPORTUNITY



    In today's rapidly changing and competitive business environment, business leaders recognize that a significant source of competitive advantage is the depth and breadth of knowledge of their employees. In order to gain a competitive advantage, businesses are investing increasing amounts in employee training. The United States Department of Education estimates that in 1997 businesses spent more than $55 billion on training programs in the United States.



    Historically, the majority of this training has been in the form of instructor-led training. This traditional method of training is costly, slow and inflexible. Web-based training offers a more efficient and effective means for providing training. International Data Corporation ("IDC") estimates that the U.S. corporate market for training and education presented over the Internet will increase from $550 million in 1998 to approximately $11.4 billion by 2003, an 83% compound annual growth rate. With the rapid adoption of the Internet, we believe the advantages of online training can now be marketed to both large and small businesses, as well as to home office users, in a cost-efficient manner.



OUR COMPETITIVE STRENGTHS


    We believe we possess the following key competitive strengths:


    BREADTH, DEPTH AND COST-EFFECTIVENESS OF COURSE OFFERINGS. We offer more than 400 courses in a broad range of topics, over 80% of which address information technology, desktop computing and certification training. In most subjects, we offer a number of courses from introductory to advanced. For a fixed license fee, clients can subscribe to our entire catalog of online courses, a smaller group of related courses or individual courses.



    MULTIPLE DISTRIBUTION CHANNELS. We derive the vast majority of our revenues from the direct sale of our courses to large organizations. At the end of 1997, we launched our indirect distribution channels to take advantage of the significant opportunity that we believe exists in the small business and home office user markets worldwide.


    PROPRIETARY COURSE DEVELOPMENT PROCESS. We use a proprietary course development process that enables us to produce new courses rapidly while maintaining high-quality course design and content.

    UNIQUE THIRD-PARTY CONTENT SOURCING. We use third-party content to provide a wide variety of topics in a timely and cost-effective manner without the expense of maintaining a large research staff.


    EFFICIENT AND FLEXIBLE TECHNOLOGY. We present all of our courses through standard Web browsers, which are common software applications that allow users to access and interact with Websites. This eliminates the need for our clients to download our content and provides users with direct, immediate access to our courses.


    ON-GOING REFERENCE RESOURCE. Our powerful index features allow users to reference any topic in any licensed course or any group of licensed courses quickly and easily.

OUR FOCUSED GROWTH STRATEGY


    Our goal is to be the leading global provider of high-quality business-to-business Web-based training courses and services. The principal elements of our growth strategy are to:



    - continue to license our courses and services to large organizations;



    - expand sales to small businesses and home office users through our indirect marketing channels in the U.S. and abroad;


    - broaden course offerings in new and existing topics and categories and accelerate course development;


    - further enhance our technological infrastructure;



    - increase brand awareness in our target business markets; and



    - seek possible strategic acquisitions of or investments in complementary businesses, products, services or technologies.



RECENT EVENTS



    In January 2000, we sold 1,167 shares of series C convertible preferred stock for an aggregate purchase price of $1,500,000 and a warrant to purchase 49,348 of our common shares at $7.60 per share to River Cities Capital Fund II Limited Partnership.



    In March 2000, we changed our name from "DPEC, Inc." to "MindLeaders.com, Inc."

                                  THE OFFERING


Common shares offered by MindLeaders.com.....  3,100,000 shares
Common shares to be outstanding after this     11,384,615 shares
  offering...................................
                                               To expand our business and pay our debt. For
                                               a more detailed description of how we intend
                                               to use the proceeds of this offering, see
                                               "Use of Proceeds" on page 14.
Use of proceeds..............................
Proposed Nasdaq National Market symbol.......  "MDLR"



    The common shares to be outstanding after this offering do not include shares issuable on exercise of outstanding stock options. For information on the number of common shares reserved for stock options, see "Management--2000 Incentive Stock Plan" on page 42.



    UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES:



    - A 169-FOR-1 SPLIT OF OUR COMMON SHARES ON OR BEFORE COMPLETION OF THIS OFFERING;



    - THE AUTOMATIC CONVERSION OF OUR OUTSTANDING PREFERRED SHARES INTO COMMON SHARES UPON CLOSING OF THIS OFFERING; AND



    - NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.



    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.

                             SUMMARY FINANCIAL DATA


    The following table summarizes the financial data of our business. From August 1, 1996 through September 15, 1998, we elected S-Corporation status and, accordingly, federal income taxes were the responsibility of the individual shareholders. The pro forma information for 1997 and 1998 has been computed as if we had been subject to corporate income taxes for all periods presented based on the tax laws in effect during the period. The pro forma income tax provision (benefit) has been offset by a valuation allowance of $535,000 for the year ended December 31, 1998. Prior to August 1, 1996 we were, and since
September 15, 1998 we have been, taxed as a C-Corporation.



    The pro forma as adjusted basic and diluted net loss per share for the year ended December 31, 1999 gives effect to the assumed conversion of our convertible preferred shares into common shares upon the closing of this offering and the repayment of related party debt and term note at the beginning of the period from a portion of the offering proceeds.



                                                             YEAR ENDED DECEMBER 31
                                                      ------------------------------------
                                                         1997         1998         1999
                                                      ----------   ----------   ----------
                                                      (IN THOUSANDS, EXCEPT SHARES AND PER
                                                                  SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Courseware fees....................................   $    5,615   $    7,074   $   11,307
Third-party courseware fees........................        1,783          651           83
Other revenue......................................          706          447           26
                                                      ----------   ----------   ----------
Total revenue......................................        8,104        8,172       11,416
Gross profit.......................................        7,035        7,402       10,614
Net loss...........................................         (266)      (1,698)      (4,873)
Convertible redeemable preferred stock dividends...           --           --          (20)
Intrinsic value of beneficial conversion feature of
  preferred stock..................................           --           --       (2,960)
                                                      ----------   ----------   ----------
Net loss available to common shareholders..........   $     (266)  $   (1,698)  $   (7,853)
                                                      ==========   ==========   ==========
Basic and diluted net loss per common share........   $    (0.05)  $    (0.30)  $    (1.38)
                                                      ==========   ==========   ==========
Weighted average shares used in per share
  calculation......................................    5,363,553    5,630,235    5,701,553
                                                      ==========   ==========   ==========
Pro forma net loss before taxes....................   $     (266)  $   (1,698)
Pro forma benefit for income taxes.................         (116)        (153)
                                                      ----------   ----------
Pro forma net loss.................................   $     (150)  $   (1,545)
                                                      ==========   ==========
Basic and diluted pro forma net loss per common
  share:...........................................   $     (.03)  $     (.27)
                                                      ==========   ==========
Basic and diluted weighted average shares used in
  per share calculation............................    5,363,553    5,630,235    5,701,553
                                                      ==========   ==========   ==========
Basic and diluted pro forma as adjusted net loss
  per common share:................................                             $    (1.11)
                                                                                ----------
Weighted average shares used in pro forma as
  adjusted per share calculation...................                              7,168,438
                                                                                ----------

    The following table provides a summary of our balance sheet as of December 31, 1999. The pro forma column reflects the sale of 1,167 shares of series C convertible preferred stock for $1.5 million and the sale of
3.1 million common shares in this offering at an assumed initial offering price of $13.00 per share, the mid-point of the estimated offering range, and after deducting the underwriting discount and estimated offering expenses payable by us and gives effect to the conversion of all outstanding preferred shares into common shares upon the closing of this offering. For additional information on this offering and our capitalization after the offering, see "Use of Proceeds" at page 14 and "Capitalization" at page 15.



                                                            AS OF DECEMBER 31,
                                                                   1999
                                                           --------------------
                                                            ACTUAL    PRO FORMA
                                                           --------   ---------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents................................  $   538      $
Working capital (deficiency).............................   (3,788)
Total assets.............................................    8,976
Long-term debt, including current maturities.............    1,269
Convertible redeemable preferred stock...................    4,853
Total shareholders' deficiency...........................   (9,381)


                             ABOUT THIS PROSPECTUS


    You should only rely on the information contained in this prospectus or in any amendment or supplement to this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted.


    Some of the statements under "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "seeks," "should" or "will," or the negative of these terms or other comparable terminology, are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those factors discussed under "Risk Factors."


    We were incorporated in Ohio on July 21, 1981. Our principal executive offices are located at 851 West Third Avenue, Columbus, Ohio 43212. Our telephone number is (614) 781-7300 and our Internet address is www.dpec.com. Information contained on our Website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.



    We have filed applications to register the trademarks "MindLeaders" and "MindLeaders.com." The name "DPEC" is our registered trademark. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                                  RISK FACTORS


    YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE YOU DECIDE TO BUY OUR COMMON SHARES. IF ANY OF THESE RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD SUFFER. AS A RESULT, THE TRADING PRICE OF OUR COMMON SHARES COULD FALL, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.


                         RISKS RELATED TO OUR BUSINESS

WE HAVE INCURRED LOSSES IN THE PAST AND WE EXPECT TO INCUR SUBSTANTIAL LOSSES FOR THE NEXT SEVERAL YEARS.


    We incurred net losses of $937,000 for the twelve months ended July 31, 1995; $523,000 for the five months ended December 31, 1995; and $355,000, $266,000, $1,698,000 and $4,873,000 for the years ended December 31, 1996, 1997,
1998, and 1999. We intend to increase significantly expenditures related to:


    - marketing additional courses and services to large organizations;

    - signing more Internet service providers and other indirect marketing partners;


    - promoting our courses and services;



    - enhancing recognition of our brand; and



    - developing new courses to attract small businesses and home office users.


We may not realize incremental revenues from these expenditures for some time, if ever. Accordingly, we expect to continue to experience net losses and negative cash flow for the next several years. We may not achieve profitability if our course development and sales and marketing efforts do not significantly increase our revenues or if they increase revenues more slowly than we expect. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis. Any of these eventualities could cause our share price to decline.


OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE DO NOT KNOW WHETHER, OR TO WHAT EXTENT, BUSINESSES, ORGANIZATIONS AND HOME OFFICE USERS WILL ACCEPT WEB-BASED TRAINING.



    Our future revenues, particularly those derived from sales over the Internet and through our other indirect distribution channels, are subject to a high degree of uncertainty. In the past, we have derived substantially all of our revenue from licensing information technology training products directly to large organizations. Our business plan contemplates rapidly expanding into the small business and home office markets through Internet service providers and other indirect marketing channels. Our experience in these markets is very limited. Moreover, widespread market acceptance of Web-based training by small businesses and home office users is uncertain. If these markets do not continue to develop or develop more slowly than we expect, our revenues and profitability may be lower than expected.


OUR INABILITY TO RETAIN SKILLED PERSONNEL COULD HARM OUR BUSINESS AND
OPERATIONS.

    Our future success depends to a significant extent on the continued service of our key technical, sales and senior management personnel, including Carol A. Clark, our Chairperson of the Board of Directors, President and Chief Executive Officer. The loss of the services of Ms. Clark, any of our other senior level management personnel or other key employees could hinder or prevent implementation of our growth strategy and harm our business.

    Our success also depends on our ability to attract, motivate and retain skilled personnel. Competition for personnel in our industry is intense. Our failure to attract and retain these key employees could restrict our ability to develop, market and distribute our courses effectively and to keep pace with developing trends in our industry.

OUR PRIMARY CONTENT PROVIDER CAN TERMINATE ITS CONTRACT WITH US AND WE MAY BE UNABLE TO ATTRACT ADDITIONAL CONTENT PROVIDERS.

    Historically, we have relied on one book publisher, Macmillan Publishing USA, for substantially all of our content. We cannot assure you that Macmillan will continue to provide us access to new content. Additionally, there are no restrictions on its providing content to our competitors. We continually seek new content providers; however, we cannot assure you that we will be able to attract, or maintain relationships with, new content providers. Loss of our main content provider, particularly if coupled with a failure to develop new sources of content, could increase course development costs and delay introduction of new courses.


WE MAY NOT BE SUCCESSFUL IN RETAINING OUR CURRENT INTERNET SERVICE PROVIDERS AND OTHER MARKETING PARTNERS OR IN REACHING THE SMALL BUSINESS AND HOME OFFICE MARKETS THROUGH THESE INDIRECT DISTRIBUTION CHANNELS.



    We depend on our indirect distribution channels to grow our business by making our courses available to their Internet access subscribers, customers and members, which are primarily small organizations and individuals. We may not succeed in these markets if:



    - our Internet service providers and other marketing partners do not promote our courses to their subscribers, customers and members effectively or at all;



    - acceptance of Web-based training by the subscribers, customers and members of our marketing partners is lower than we or our marketing partners expect;


    - consolidation of or technological changes within the Internet service provider industry occurs, either of which could eliminate a portion of our revenue stream if our marketing partners are not the survivors; or

    - our marketing partners do not renew their agreements with us or refuse to renew them on acceptable terms.

Our failure to effectively address these risks could severely restrict the distribution and marketing of our products and services to a broad population base, which would adversely affect our ability to generate revenue.

AS A RAPIDLY-GROWING COMPANY IN THE EMERGING WEB-BASED TRAINING MARKET, WE MAY EXPERIENCE SIGNIFICANT FLUCTUATIONS IN REVENUES AND OPERATING RESULTS, WHICH WOULD CAUSE OUR SHARE PRICE TO BE VOLATILE.

    Due to the emerging nature of the Web-based training market, we may be unable to forecast our revenues and profitability accurately. We expect our revenues and operating results to vary significantly from quarter to quarter depending on:


    - our ability to attract and retain corporate clients, Internet service providers and other marketing partners;



    - the number of courses our corporate clients license and the number of users who license courses through our corporate clients, Internet service providers and other marketing partners;


    - the amount and timing of operating costs and capital expenditures relating to the expansion of our business, including costs associated with our introduction of new or enhanced services and with upgrading and developing our systems and infrastructure;

    -   the seasonality of our operating results;

    -   the future development of the Web-based training market; and

    -   general economic conditions.

    Because many of our costs are fixed and are based on anticipated revenue levels, variations in the timing of revenue recognition could cause significant variations in operating results from quarter to quarter. As a result, we believe that quarter-to-quarter comparisons of our sales and operating results are not necessarily meaningful and may not be accurate indicators of future performance. If our future operating results are below the expectations of securities analysts or investors, the trading price of our shares is likely to fall.


IF WE ARE UNABLE TO SUCCESSFULLY DEVELOP AWARENESS OF THE MINDLEADERS.COM BRAND, OUR CLIENT BASE MAY NOT GROW AS QUICKLY AS EXPECTED.



    We believe that developing our brand within our target markets is critical to achieving widespread acceptance of our courses and a broad client base. We only recently changed our name from "DPEC" to "MindLeaders.com." This name change might cause confusion for our clients and harm our brand recognition. We expect to expend substantial resources, which we cannot estimate at this time, to promote our new name. We may not succeed in developing our brand if our large marketing partners require extensive private labeling, more successful competitors emerge, we are unable or fail to devote sufficient resources to marketing efforts, or course performance problems cause client dissatisfaction. Our inability to develop our brand would hinder our growth.



OUR INABILITY TO MANAGE OUR GROWTH EFFECTIVELY COULD PREVENT US FROM CAPITALIZING ON BUSINESS OPPORTUNITIES THAT MAY ARISE AND FROM STRENGTHENING OUR CLIENT BASE.



    Our growth has placed, and any further growth is also likely to place, a significant strain on our managerial, operational, financial and other resources. We have grown from 68 employees as of December 31, 1995 to 187 employees as of February 29, 2000. Future growth will require us to implement additional management information systems; develop further our operating, administrative, financial and accounting systems; and maintain close coordination among our departments. Our failure to manage our growth effectively could limit our ability to capitalize on attractive business opportunities that may arise, to strengthen our client base and to implement our growth strategy.


IF OUR INTERNAL COMPUTER NETWORK OR OUR EXTERNAL LINKS TO THE INTERNET FAIL, WE MAY BE UNABLE TO MARKET AND DISTRIBUTE OUR COURSES EFFECTIVELY.


    The continuing and uninterrupted performance of our internal computer network and Internet course servers is critical to our success. Any system failure that causes interruptions or delays in our ability to provide our courses and services to our clients could reduce client satisfaction and, if sustained or repeated, could reduce the attractiveness of our courses and services. In addition, we must protect our various computer systems against damage from fire, power loss, telecommunications failures, vandalism and other malicious acts and similar unexpected adverse events. Despite precautions we have taken, unanticipated problems affecting our systems have from time to time in the past caused, and in the future could cause, interruptions or delays in the delivery of our courses. Any damage or failure that interrupts or delays our operations could require us to make unanticipated expenditures or harm relations with our clients.



    The failure of our telecommunications provider or our network backbone provider, which provide us with our Internet connection, to provide the data communications capacity and network infrastructure in the required time frame could cause service interruptions or slower response times. This too could reduce demand for our courses and services.

WE INTEND TO EXPAND INTERNATIONALLY AND AS A RESULT WE COULD BECOME SUBJECT TO NEW RISKS.

    We intend to expand our business internationally. In doing so, we could become subject to new risks, including:

    - unexpected changes in regulatory requirements, including the regulation of Internet access;

    - uncertainty regarding liability for information retrieved and replicated in foreign countries;

    - foreign currency fluctuations, which could result in reduced revenues and increased operating expenses;

    -   foreign taxes, tariffs and trade barriers;

    - potentially longer payment cycles and difficulty in collecting accounts receivable; and

    -   burdens of complying with a variety of foreign laws and trade standards.

We could also be subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships, in connection with our international operations. The risks associated with any international operations could materially limit the distribution of our courses and require us to adjust our growth strategy.

OUR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS AND OUR INTERNET DOMAIN NAMES COULD LEAD TO UNAUTHORIZED USE OF OUR COURSES OR RESTRICT OUR ABILITY TO MARKET OUR COURSES.

    Our success depends, in part, on our ability to protect our proprietary rights and technology. We rely on a combination of copyrights, trademarks, service marks, trade secret laws and employee and third-party nondisclosure agreements to protect our proprietary rights.


    Currently, trademark registrations are pending for the marks "MindLeaders" and "MindLeaders.com." These registrations may not be approved. Even if they are approved, they may be challenged successfully by others or invalidated. If our trademark registrations are not approved because third-parties own these trademarks, our use of these marks would be restricted unless we enter into arrangements with the third-party owners, which might not be possible on commercially reasonable terms or at all.



    Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to duplicate or copy aspects of our courses or services or obtain and use information that we regard as proprietary. Policing unauthorized use of the software underlying our courses and services is difficult. While we are unable to determine the extent to which piracy of our courseware exists, piracy in general will likely be a persistent problem. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. As a consequence, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our courses and services are made available.


    We currently hold various registered Internet domain names. Domain names generally are regulated by government agencies and their designees. It is possible, however, that third-parties could acquire domain names that are substantially similar or conceptually similar to our domain names. This could decrease the value of our domain names and could hurt our business. The regulation of domain names in the United States and in foreign countries is subject to change. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. As a result, we may not acquire or maintain exclusive rights to our domain names in the United States or in other countries in which we conduct business.

    We may from time to time encounter disputes over rights and obligations concerning intellectual property. Our involvement in any litigation to resolve such matters would require us to incur substantial costs and divert management's attention and resources. In addition, we cannot predict the effect of a failure to prevail in any litigation of this kind.


WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE, AND IT MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS, OR AT ALL.


    We expect the proceeds of this offering, together with cash generated from operations and our current cash and cash equivalents, will be sufficient for us to meet our working capital and capital expenditure requirements for at least the next 18 months. After that time, we may need to obtain additional funds to finance our operations and sustain our growth. In addition, we intend to pursue acquisition and investment activities selectively, which could require us to raise more capital. Additional financing may not be available on terms favorable to us, or at all, which could require us to revise our growth strategy and implement changes to our operations.


WE MAY BE SUBJECT TO LEGAL LIABILITY IF THE CONTENT WE DISTRIBUTE IS FACTUALLY INACCURATE OR INFRINGES ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.



    We obtain the content contained in our courses from third-parties. Although we routinely review the content for substantive accuracy, we cannot be sure that information published in our courses will be factually accurate. Additionally, we may be unable to update our course content on a timely basis to reflect advances in technology or other changes relating to the subject matter of our courses. We also cannot be sure that the information we obtain from third-parties does not infringe on known proprietary rights of other third-parties. Our inability to provide factually accurate content or to ensure that our content does not infringe on the proprietary rights of others, could subject us to costly litigation and force us to divert financial and other resources to address these issues.


ANY ACQUISITIONS OR INVESTMENTS WE MAKE COULD BE DISRUPTIVE TO OUR BUSINESS, HAVE ADVERSE ACCOUNTING CONSEQUENCES OR BE DILUTIVE TO OUR INVESTORS.

    Although we have no present agreement or understanding relating to any material acquisition or investment, from time to time we have had discussions with companies regarding acquiring or investing in their businesses. If we acquire a company, we could have difficulty in assimilating its operations or assimilating and retaining its key personnel. These difficulties could disrupt our ongoing business and distract our management and employees. Also, acquisitions may result in a variety of accounting charges, such as amortization of goodwill and the write off of acquired in-process research and development, that would increase our reported expenses. Furthermore, we may pay for future acquisitions or investments with debt that reduces our financial flexibility or equity securities that dilute current shareholders' investments.

                         RISKS RELATED TO OUR INDUSTRY

WE OPERATE IN A RAPIDLY CHANGING, HIGHLY COMPETITIVE MARKET, AND WE MAY NOT HAVE ADEQUATE RESOURCES TO COMPETE SUCCESSFULLY.


    The Web-based training market is evolving quickly and is subject to rapid technological change, shifts in customer demands and evolving industry standards. To succeed, we must continue to expand our course offerings and upgrade our technology. We may not be able to do so successfully. Any failure by us to anticipate or respond adequately to changes in technology and customer preferences, or any significant delays in course development or introduction, could allow our competitors to attract and maintain a greater client base than we have.


    The Web-based training market is characterized by significant price competition. We expect to face increasing price pressures from competitors as information systems managers demand more value for their training budgets. Increased competition or our inability to compete successfully against current and future competitors could result in reduced operating margins, as well as loss of market share and brand recognition.

    Although the Web-based training market is highly fragmented with no single competitor accounting for a dominant market share, competition is intense. Our competitors vary in size and in the scope and breadth of the courses and services they offer. Several of our competitors have longer operating histories and significantly greater financial, technical and marketing resources. We anticipate that the lack of significant entry barriers to the Web-based training market will allow other competitors to enter the market, increasing competition.


OUR BUSINESS COULD BE HARMED BY CLIENTS' CONCERNS ABOUT THE SECURITY OF TRANSACTIONS OVER THE INTERNET.



    We believe that concerns regarding the security of confidential information transmitted over the Internet, such as credit card numbers, prevent many potential clients from engaging in online transactions like that required to initiate one of our training courses. Our success may depend on our ability to add sufficient security features to our course subscription procedures and to instill confidence in those features in our clients. If we fail to do so, our courses may not gain market acceptance.



DUE TO OUR USE OF THE INTERNET, CLIENTS' INTERNAL COMPUTER NETWORKS, WEB SERVERS AND BROWSERS AS PRESENTATION VEHICLES FOR OUR COURSES, OUR SUCCESS DEPENDS ON CONTINUED DEVELOPMENT AND MAINTENANCE OF THESE TECHNOLOGIES BY OTHER COMPANIES.



    Our success is highly dependent on the continued growth and maintenance of the Internet, clients' internal computer networks, Web servers and browsers over which we present our courses. There can be no guarantee that the general use of the Internet, internal computer networks, Web servers or browsers will continue to grow. Several factors over which we have no control, including concerns related to security, compatibility, cost, ease of use and access, could limit future growth in Internet, internal computer networks, Web server and browser use, which would limit or prevent implementation of our growth strategy.


WE FACE LEGAL UNCERTAINTIES RELATING TO THE INTERNET IN GENERAL AND TO OUR INDUSTRY IN PARTICULAR AND MAY BECOME SUBJECT TO COSTLY GOVERNMENT REGULATION.

    The applicability to the Internet of existing laws is uncertain and developing with regard to many issues, including sales tax, intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, export of encryption technology and personal privacy.

    There are an increasing number of laws and regulations pertaining to liability for information received from or transmitted over the Internet, online content regulation, user privacy, taxation and quality of products and services. In addition, it is possible that more laws and regulations may be adopted with respect to the Internet, such as laws or regulations relating to user privacy, taxation, email, pricing, Internet access, content, copyrights, distribution and characteristics and quality of products and services.


    Various state statutes govern private post-secondary educational institutions. Some states are attempting to apply these statutes to regulate the offering of courses over the Internet. We are exploring with the state regulator in Ohio whether application of its statute is appropriate. We cannot predict what resources might be expended if we are required to comply with these statutes. We also cannot predict whether any of our Internet service providers or other marketing partners might refuse to carry our courses in order to avoid becoming subject to these statutes.


    Changes in existing laws and the adoption of additional laws or regulations may decrease the popularity or limit expansion of the Internet. A decline in the growth of the Internet could decrease demand for our courses and services and increase our cost of doing business.

                         RISKS RELATED TO THE OFFERING

OUR OFFICERS AND DIRECTORS EXERT SUBSTANTIAL INFLUENCE OVER US AND MAY BE ABLE
  TO DELAY OR PREVENT A CHANGE IN OUR CONTROL.


    We anticipate that our executive officers, directors and entities affiliated with them together will beneficially own approximately 38.5% of our outstanding common shares following the completion of this offering. As a result, these shareholders will be able to exercise substantial influence over all matters requiring approval by our shareholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in our control.



RESTRICTIONS ON THE RESALE OF 8,284,615 COMMON SHARES, OR 72.8% OF OUR TOTAL OUTSTANDING COMMON SHARES, COULD CAUSE THE MARKET PRICE OF OUR COMMON SHARES TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.



    After this offering, we will have outstanding 11,384,615 common shares. This includes the 3,100,000 common shares we are selling in this offering, which may be resold in the public market immediately. The remaining 72.8%, or 8,284,615 common shares, of our total outstanding common shares will become available for resale in the public market as shown in the chart below, in some cases subject to legal restrictions on the number of shares that may be sold in any 90-day period.


    As restrictions on resale end, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.


NUMBER OF COMMON SHARES   % OF TOTAL OUTSTANDING    DATE OF AVAILABILITY FOR RESALE INTO PUBLIC MARKET
-----------------------   ----------------------   ----------------------------------------------------

      8,087,392                    71.1%           180 days after the date of this prospectus due to an
                                                     agreement these shareholders have with the
                                                     underwriters. However, the underwriters can waive
                                                     this restriction and allow these shareholders to
                                                     sell their shares at any time.

       197,223                      1.7%           Between 180 and 365 days after the date of this
                                                     prospectus due to the requirements of the federal
                                                     securities laws.


THERE HAS BEEN NO PRIOR MARKET FOR OUR SHARES, AND OUR SHARE PRICE IS LIKELY TO BE HIGHLY VOLATILE.

    Prior to this offering, there has been no public market for our common shares. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market in our shares or how liquid that market might become. The initial public offering price for the shares will be determined through negotiations between our board of directors and the representatives of the underwriters, and may not be indicative of prices that will prevail in any future trading market. The stock market has experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile. In the past, companies that have experienced volatility in the market price of their shares have been the object of securities class action litigation. If we were the object of securities class action litigation, we could face substantial costs and a diversion of our management's attention and resources.

WE WILL HAVE BROAD DISCRETION IN USING THE PROCEEDS OF THIS OFFERING.

    Our management will have broad discretion over the application of the net proceeds from this offering, as well as over the timing of the expenditure of proceeds. As a result, investors will be relying on management's judgment with only limited information about its specific intentions for use of the proceeds.

OUR ANTI-TAKEOVER PROVISIONS COULD PREVENT A THIRD-PARTY FROM ACQUIRING YOUR SHARES AT A PREMIUM TO THE MARKET PRICE.

    Various provisions of our articles of incorporation, our code of regulations and Ohio law, together with the concentration of ownership in our executive officers, our directors and entities affiliated with them, could make it more difficult for a third-party to acquire us, even if you believe that doing so would be beneficial to you and our other shareholders.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR INVESTMENT.

    Purchasers of common shares in this offering will incur immediate and
substantial dilution of $      in the pro forma net tangible book value per
common share from the assumed initial public offering price. Net tangible book value represents the amount of our tangible assets less our total liabilities. To the extent outstanding stock options to purchase common shares are exercised, there may be further dilution to investors, because all of our outstanding stock options have an exercise price below the initial public offering price.

                                USE OF PROCEEDS


    We estimate the net proceeds we will receive from this offering will be
approximately $      ($      if the underwriters exercise their over-allotment
option in full) at an assumed initial public offering price of $13.00 per share, which is the midpoint of the price range set forth on the front cover page of this prospectus.



    We are conducting this offering primarily to increase our equity capital, to fund our expansion and to create a public market for our common shares. This public market will facilitate our future access to public equity markets and enhance our ability to use our common shares as a means of attracting and retaining key employees and as consideration for acquisitions. We currently intend to use the net proceeds from this offering to:



    - repay existing indebtedness in the aggregate principal amount of $666,667 as of February 29, 2000 to Carol A. Clark, our Chairperson of the Board, President and Chief Executive Officer, pursuant to the terms of a promissory note dated May 10, 1996, that accrues interest at a rate of 1% over prime and matures in November 2004;



    - repay existing indebtedness in the aggregate principal amount of $120,593 as of February 29, 2000 to Frances Papalios, a shareholder and our co-founder and a former member of our board of directors, pursuant to the terms of a promissory note dated May 10, 1996, that accrues interest at a rate of 8% per annum and matures in April 2001;



    - repay existing indebtedness in the aggregate principal amount of $441,667 as of February 29, 2000 to Firstar Bank, N.A., pursuant to the terms of an Amended and Restated Loan Agreement dated August 26, 1999 and a promissory note dated July 28, 1999 that accrues interest at a rate of 8.04% per annum and matures in July 2004; and


    - fund general corporate purposes, including anticipated losses, capital expenditures, development of our courses and services, and expansion of our sales and marketing activities.

    In addition, we may use a portion of the net proceeds from this offering to acquire complementary businesses, products or technologies. Although we have from time to time had discussions with companies regarding our acquiring or investing in their businesses, we have no present agreement or understanding, and are not currently engaged in negotiations, relating to any material acquisition or investment.


    Aside from repaying our existing indebtedness to Ms. Clark, Ms. Papalios and Firstar Bank, N.A., we have not specifically allocated the net proceeds of this offering to any of these purposes. Accordingly, management will have significant flexibility in applying the net proceeds of this offering. We currently plan, however, to spend approximately $10,000,000 of the proceeds on sales and marketing and approximately $10,000,000 of the proceeds on development of courses and delivery systems in the year ending December 31, 2000. Additional expenses and capital expenditures are projected to be funded by revenues. Nevertheless, the amount of these expenditures are subject to material changes as a result of market conditions or changes in our plans. Pending these uses, we intend to invest the net proceeds from this offering in short-term, investment grade, interest-bearing securities.


                                DIVIDEND POLICY

    We do not anticipate paying any cash dividends on our common shares in the foreseeable future. We currently intend to retain future earnings, if any, to finance the development and growth of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements and other factors our board of directors deems relevant. Loan agreements and contractual arrangements that we enter into in the future also may restrict our payment of dividends.

                                 CAPITALIZATION


    The following table sets forth our cash and cash equivalents, short-term debt and capitalization as of December 31, 1999. Our capitalization is presented:


    - on an actual basis; and


    - on a pro forma basis to reflect the sale of 1,167 shares of series C convertible preferred stock for $1,500,000 in January 2000, the issuance of warrants to purchase 49,348 shares of common stock at $7.60 per share and the related $1,330,000 intrinsic value of the warrants and preferred stock; and



    - on a pro forma as adjusted basis to reflect our receipt of the estimated net proceeds from the sale of the common shares to be sold in this offering at an assumed initial public offering price of $13.00 per share, the mid-point of the anticipated price range, after deducting the underwriting discount and estimated offering expenses and to give effect to the repayment of related party debt and term note and the automatic conversion of all outstanding preferred shares into common shares upon the consummation of this offering.



                                                         AS OF DECEMBER 31, 1999
                                                    ----------------------------------
                                                                            PRO FORMA
                                                     ACTUAL    PRO FORMA   AS ADJUSTED
                                                    --------   ---------   -----------
                                                       (IN THOUSANDS, EXCEPT SHARE
                                                           AND PER SHARE DATA)
Cash and cash equivalents.........................  $    538   $  2,038       $ --
                                                    ========   ========       ====
Short-term debt...................................  $    338   $    338       $ --
                                                    ========   ========       ====
Long-term debt, less current portion..............  $    931   $    931       $ --
Convertible preferred shares, no par value; 8,102
  shares authorized, 8,102 shares issued and
  outstanding, actual; none authorized, issued and
  outstanding, pro forma..........................     4,853      6,353         --
Shareholders' equity (deficiency):
  Preferred shares, no par value, 5,000,000
    authorized, none outstanding, pro forma as
    adjusted.
  Common shares, no par value; 10,460,762 shares
    authorized; 7,528,950 shares issued, actual;
    and 7,726,173 shares issued, pro forma; and
    40,000,000 authorized, 12,195,411 issued, pro
    forma as adjusted.............................        55         55         --
  Additional paid-in capital......................     5,705      7,035         --
  Treasury stock, at cost.........................      (935)      (935)        --
  Deferred compensation...........................    (2,207)    (2,207)        --
  Accumulated deficit.............................   (11,999)   (13,329)        --
                                                    --------   --------       ----
Total shareholders' equity (deficiency)...........    (9,381)    (9,381)        --
                                                    --------   --------       ----
  Total capitalization (deficit)..................  $ (3,597)  $ (2,097)      $ --
                                                    ========   ========       ====



    In addition to the common shares to be outstanding after this offering, as of December 31, 1999 we may issue additional common shares pursuant to the following plans and arrangements:



    - 200,941 shares underlying stock options issued under the Amended and Restated Stock Option Plan outstanding, at a weighted average exercise price of $0.46 per share, of which 142,636 are currently exercisable and the remainder will vest upon the closing of the Offering; and



    - 617,695 shares issuable under our 1998 Stock Option Plan, consisting of:



       - 244,205 shares underlying stock options outstanding, at a weighted average exercise price of $1.89 per share, none of which are currently exercisable; and



       - 373,490 shares available for future grants.



    We also may issue 49,348 additional common shares pursuant to a warrant issued in January 2000.


    Please read "Selected Financial Data" on page 17 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 19 and the financial statements beginning on page F-1 of this prospectus.

                                    DILUTION


    As of December 31, 1999, our pro forma net tangible book value was $(3,496,000), or approximately $(0.48) per share. Pro forma net tangible book value per share represents the amount of pro forma tangible assets less total liabilities, divided by the number of common shares outstanding on a pro forma basis after giving effect to the sale of 1,167 shares of our series C convertible preferred stock in January 2000 and the conversion of all outstanding preferred shares into common shares.



    As of December 31, 1999, as further adjusted for the sale of the shares offered hereby at an assumed offering price of $13.00 per share, our pro forma
net tangible book value would have been $      , or $      per share. The pro
forma net tangible book value assumes that the proceeds to us, net of offering
expenses and underwriting discount, will be approximately $      . This
represents an immediate increase in net tangible book value to existing
shareholders attributable to new investors of $      per share and the immediate
dilution of $      per share to new investors, a significant disparity between the price paid by new investors for shares sold in the offering and the pro forma net tangible book value of the shares.


    The following table illustrates this per share dilution:


Assumed initial public offering price per share.........             $  13.00
                                                                     --------
Pro forma net tangible book value per share before this
  offering..............................................  $  (0.48)
                                                          --------
Increase per share attributable to new investors........
                                                          --------
Pro forma net tangible book value per share after this
  offering..............................................
                                                                     --------
Dilution per share to new investors.....................             $
                                                                     ========



    The following table sets forth, on a pro forma basis as of December 31, 1999, the differences between existing shareholders and the new investors with respect to the number of common shares purchased from us, the total consideration paid to us and the average price per share paid by existing shareholders and by the new investors purchasing common shares in this offering, at an assumed initial public offering price of $13.00 per share.



                                                                               AVERAGE
                                SHARES PURCHASED       TOTAL CONSIDERATION      PRICE
                              ---------------------   ----------------------     PER
                                NUMBER     PERCENT      AMOUNT      PERCENT     SHARE
                              ----------   --------   -----------   --------   --------
Existing shareholders.......   8,284,615      73%     $ 6,408,000      14%      $ 0.77
New investors...............   3,100,000      27       40,300,000      86        13.00
                              ----------     ---      -----------     ---
Total.......................  11,384,615     100%     $46,708,000     100%
                              ==========     ===      ===========     ===



    Our calculations do not take into account exercise of the underwriters' over-allotment option or of any outstanding stock options or warrants. As of December 31, 1999, there were stock options outstanding to purchase 445,146 common shares at a weighted average exercise price of $1.24 per share, as more fully described on page 15. 373,490 additional shares were reserved for future grants under our stock option plans. In addition, we issued a warrant to purchase 49,348 common shares at $7.60 per share in January 2000. To the extent that any of these options is exercised, there will be further dilution to new investors.


    Please read the Capitalization table on page 15 together with the sections of this prospectus entitled "Selected Financial Data" on page 17 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 19 and the financial statements beginning on page F-1 of this prospectus.

                            SELECTED FINANCIAL DATA
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


    The following selected financial data should be read in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 19 of this prospectus. We have derived the statement of operations data for the years ended
December 31, 1997, 1998 and 1999, and the balance sheet data as of December 31, 1998 and 1999 from financial statements that Deloitte & Touche LLP, independent auditors, have audited and that are included beginning on page F-1 of this prospectus. We have derived the information as of December 31, 1996 and 1997 and for the year ended December 31, 1996 from audited financial statements not included herein. We have derived the information for fiscal year ended July 31, 1995, and the five months ended December 31, 1995, from our unaudited financial statements. The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and, in the opinion of management, these financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for those periods. Historical results are not necessarily indicative of results to be expected in the future.



    Effective December 31, 1996, we changed our fiscal year end from July 31 to December 31. References to Fiscal 1995 refer to our fiscal year ended July 31, 1995. References to the five months ended December 31, 1995 refer to the transition period to a calendar year. References to 1996, 1997, 1998 and 1999 refer to our year ended December 31 for each respective year.



    From August 1, 1996 through September 15, 1998, we elected S-Corporation status and, accordingly, federal income taxes were the responsibility of our individual shareholders. The pro forma information has been computed as if we had been subject to corporate income taxes for all periods presented based on the tax laws in effect during the period. The pro forma income tax provision (benefit) has been offset by a valuation allowance of $535 for the year ended December 31, 1998. Prior to August 1, 1996 we were, and subsequent to September 15, 1998 we have been, taxed as a C-Corporation.

                                                  FISCAL YEAR    FIVE MONTHS
                                                     ENDED          ENDED
                                                   JULY 31,     DECEMBER 31,                 YEAR ENDED DECEMBER 31,
                                                  -----------   -------------   -------------------------------------------------
                                                     1995           1995           1996         1997         1998         1999
                                                  -----------   -------------   ----------   ----------   ----------   ----------
                                                                  (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Courseware fees.................................  $    2,826     $    1,032     $    4,405   $    5,615   $    7,074       11,307
Third-party courseware fees.....................         925            852          1,439        1,783          651           83
Other revenue...................................         639            195          1,669          706          447           26
                                                  ----------     ----------     ----------   ----------   ----------   ----------
Total revenue...................................       4,390          2,079          7,513        8,104        8,172       11,416
Courseware fees cost of revenues................         417             69            326          311          465          762
Third-party courseware fees cost of revenues....         416            400            668          758          305           40
                                                  ----------     ----------     ----------   ----------   ----------   ----------
  Total cost of revenues........................         833            469            994        1,069          770          802
                                                  ----------     ----------     ----------   ----------   ----------   ----------
Gross profit....................................       3,557          1,610          6,519        7,035        7,402       10,614
Operating expenses..............................       4,512          2,055          5,691        7,120        8,994       15,460
                                                  ----------     ----------     ----------   ----------   ----------   ----------
Income (loss) from operations...................        (955)          (445)           828          (85)      (1,592)      (4,846)
Interest expense, net...........................          60             33            150          181          106           27
                                                  ----------     ----------     ----------   ----------   ----------   ----------
Income (loss) before income taxes...............      (1,015)          (478)           678         (266)      (1,698)      (4,873)
Provision (benefit) for income taxes............         (78)            45          1,033           --           --           --
                                                  ----------     ----------     ----------   ----------   ----------   ----------
Net loss........................................  $     (937)    $     (523)    $     (355)  $     (266)  $   (1,698)      (4,873)
Convertible redeemable preferred stock
  dividends.....................................          --             --             --           --           --          (20)
Intrinsic value of beneficial conversion feature
  of preferred stock............................          --             --             --           --           --       (2,960)
                                                  ----------     ----------     ----------   ----------   ----------   ----------
Net loss available to common shareholders.......  $     (937)    $     (523)    $     (355)  $     (266)  $   (1,698)  $   (7,853)
                                                  ==========     ==========     ==========   ==========   ==========   ==========
Basic and diluted net loss available to common
  shareholders per share:.......................  $    (0.12)    $    (0.07)    $    (0.06)  $    (0.05)  $    (0.30)  $    (1.38)
                                                  ==========     ==========     ==========   ==========   ==========   ==========

Basic and diluted weighted average shares used
  in per share calculations.....................   7,528,950      7,528,950      6,078,085    5,363,553    5,630,235    5,701,553
                                                  ==========     ==========     ==========   ==========   ==========   ==========

Pro forma income (loss) before income taxes.....                                $      678   $     (266)  $   (1,698)
Pro forma provision (credit) for income taxes...                                       269         (116)        (153)
                                                                                ----------   ----------   ----------
Pro forma net income (loss).....................                                $      409   $     (150)  $   (1,545)
                                                                                ==========   ==========   ==========
Basic and diluted pro forma net income (loss)
  per common share..............................                                $     0.07   $    (0.03)  $    (0.27)
                                                                                ==========   ==========   ==========

Weighted average shares used in pro forma per
  share calculations:
  Basic.........................................   7,528,950      7,528,950      6,078,085    5,363,553    5,630,235    5,701,553
                                                  ==========     ==========     ==========   ==========   ==========   ==========
  Diluted.......................................   7,528,950      7,528,950      6,130,306    5,363,553    5,630,235    5,701,553
                                                  ==========     ==========     ==========   ==========   ==========   ==========

BALANCE SHEET DATA:
Cash and cash equivalents.......................  $       --     $       70     $        8   $       --   $    1,835          538
Working capital (deficiency)....................        (618)        (1,783)        (1,435)      (1,778)        (802)      (3,788)
Total assets....................................       2,252          2,047          2,107        2,857        5,273        8,976
Total long-term debt (including current
  maturities)...................................         772          1,053          2,258        2,344        1,095        1,269
Convertible redeemable preferred stock..........          --             --             --           --        1,893        4,853
Total shareholders' deficiency..................        (418)          (941)        (2,376)      (2,642)      (4,761)      (9,381)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH "SELECTED FINANCIAL DATA" ON PAGE 17 AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES BEGINNING ON PAGE F-1 OF THIS PROSPECTUS. THIS DISCUSSION CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. FOR A DISCUSSION OF THE RISKS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, SEE "RISK FACTORS" ON PAGE 6.

OVERVIEW


    We provide Web-based courses and services designed to meet the training needs of businesses, organizations and home office users worldwide. We license our courses and services directly to large organizations through our direct sales force and indirectly to businesses, professional organizations and home office users through agreements with our Internet service providers and other marketing partners.


REVENUES




    We derive our revenues from:



    - courseware fees, which represent license fees for courses we have developed;



    - third-party courseware fees, which represent gross revenues from license fees on courses we obtained from third-parties in which we took title to the courseware or assumed the risk of collection; and



    - other revenues, net, which represent net royalties from the distribution of courses we obtained from third-parties in which we did not assume the risk of ownership of the courseware or the collection of the receivable.



    Currently, we derive our revenues primarily from license agreements under which our clients license our courses, typically for one, two or three year periods and generally receive upfront payments for the term of the license.



    In 1997, we began de-emphasizing the licensing of third-party courses and increased the development of our own courses. By February 1999, we had discontinued the licensing of third-party courses to new customers.



    We also distribute our courses indirectly through agreements with Internet service providers and other marketing partners. These providers/partners can deliver our courses to their customers by either hosting the courses on their Internet sites or by linking their customers to our Internet site. If the provider/partner hosts our courses, it bills the customers and remits a royalty to us, which we record as net revenue. If the provider/partner is linking to our Internet site, we bill the customers, record revenue from the subscription and defer and expense the royalty paid to the partner/provider. In both cases, because the customer has access to unspecified additional courses, the revenue is accounted for as a subscription and recorded ratably over the term of the subscription.


EXPENSES

    Our expenses are comprised of the following:


    COST OF REVENUES consists primarily of royalties paid to our content providers, fulfillment costs and materials, such as CD-ROMs, packaging and documentation.



    SALES AND MARKETING EXPENSES consist primarily of salaries, payroll taxes, commissions and related employee benefits to sales and marketing personnel, as well as advertising and promotional expenses. To a lesser degree, sales and marketing expenses include telemarketing, travel and communication expenses. We expect that our sales and marketing expenses will increase significantly as we pursue our efforts to enhance recognition of our brand and to enter into more relationships with Internet service providers and other marketing partners.



    PRODUCT DEVELOPMENT EXPENSES consist primarily of salaries, payroll taxes, incentive compensation and related employee benefits to course developers, programmers and related support staff. We plan to invest significantly in the development of new courses to complement and expand our existing catalog of courses. We expect that our course development expenses will increase significantly as we hire additional personnel to increase course production.



    GENERAL AND ADMINISTRATIVE EXPENSES consist primarily of salaries, payroll taxes, incentive compensation and related employee benefits for administrative, operations and finance personnel as well as expenses for occupancy and for professional services. We expect to hire additional support personnel and to incur other expenses associated with being a public company, including increased legal and accounting fees.



    Following this offering, we plan to invest significantly to develop new courses to complement and expand our existing course library. In addition, we plan to increase marketing related to brand enhancement and our indirect distribution channels significantly. As a result of planned increases in personnel and marketing costs, we expect to incur significant operating and net losses for at least the next two years.



RESULTS OF OPERATIONS



YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999


REVENUES




    Total revenues increased $0.1 million, or 0.8%, from $8.1 million in 1997 to $8.2 million in 1998, and increased $3.2 million, or 39.7%, from $8.2 million in 1998 to $11.4 million in 1999. The increase in total revenues from 1997 to 1998 was primarily due to a $1.5 million, or 26.0% increase in our courseware fees, offset by a $1.4 million decrease in third-party courseware fees and other revenue. Similarly, the increase in total revenues from 1998 to 1999 was due to a $4.2 million, or 59.8%, increase in our courseware fees, partially offset by a $1.0 million decrease in third-party courseware fees and other revenue. The increase in our courseware fees from 1997 to 1998 and from 1998 to 1999 was the result of an expanded number of courses, client contract renewals and increased marketing and sales distribution efforts. Distribution of our courses through Internet service providers and other marketing partners commenced in late 1997 and accounted for an aggregate $0.1 million of our revenue increase from 1997 to 1998 and $0.6 million of our revenue increase from 1998 to 1999.



GROSS PROFIT



    Gross profit increased $0.4 million, or 5.2%, from $7.0 million in 1997 to $7.4 million in 1998, and increased $3.2 million, or 43.4%, from $7.4 million in 1998 to $10.6 million in 1999. Gross profit on our courseware fees increased $1.3 million, or 24.6%, from $5.3 million in 1997 to $6.6 million in 1998, and increased $3.9 million, or 59.5%, from $6.6 million in 1998 to $10.5 million in 1999. The gross profit percentage on our courseware fees decreased slightly, however, from 94.5% in 1997 to 93.4% in 1998 and to 93.3% in 1999 as a result of additional royalty payments to course content providers. Gross profit on third-party courseware fees and other revenue decreased $0.9 million, or 54.2%, from $1.7 million in 1997 to $0.8 million in 1998 and decreased $0.7 million, or 91.2%, from $0.8 million in 1998 to $0.1 million in 1999.



OPERATING EXPENSES



    SALES AND MARKETING EXPENSES.  Sales and marketing expenses increased
$0.8 million, or 24.0%, from $3.5 million in 1997 to $4.3 million in 1998, and increased $3.3 million, or 76.2%, from $4.3 million in 1998 to $7.6 million in 1999. Sales and marketing expenses increased as a percentage of revenues from 42.8% in 1997 to 52.6% in 1998 and 66.4% in 1999. The increase in sales and marketing expenses was attributable to an increase in compensation for our sales and marketing staff, which increased from 34 at December 31, 1997 to 44 at December 31, 1998 and to 72 at December 31, 1999. Eight of the ten people added in 1998 and 17 of the 28 people added in 1999 were dedicated to the development of indirect distribution channels. Marketing expenses were approximately the same for 1997 and 1998 and then increased $1.6 million in 1999 as we expanded our advertising, public relations and marketing programs.



    PRODUCT DEVELOPMENT EXPENSES.  Product development expenses increased
$0.4 million, or 16.9%, from $2.0 million in 1997 to $2.4 million in 1998 and increased $2.2 million, or 92.2%, to $4.6 million in 1999. Product development expenses increased as a percentage of revenues from 25.1% in 1997 to 29.1% in 1998 and to 40.0% in 1999. The increase in product development expenses was attributable to an increase in compensation for our product development staff, as the number of course developers, programmers and other support staff increased from a total of 41 at December 31, 1997 to 52 at December 31, 1998 and to 81 at December 31, 1999.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $0.7 million, or 43.2%, from $1.6 million in 1997 to $2.3 million in 1998, and increased $1.0 million, or 42.9%, from $2.3 million in 1998 to $3.3 million in 1999. General and administrative expenses increased as a percentage of revenues from 19.9% in 1997 to 28.3% in 1998 and then increased to 29.0% in 1999. The increase in general and administrative expenses was related to compensation for our administrative personnel, which increased from 22 people at December 31, 1997 to 24 at December 31, 1998 and to 32 people at
December 31, 1999.



    INTEREST EXPENSE, NET. Interest expense, net, decreased from $181,000 in 1997 to $106,000 in 1998 and to $27,000 in 1999. Interest expense in 1997 was related to bank borrowings during the year and to shareholder loans. In 1998, interest expense decreased when we paid down and subsequently eliminated our bank debt in July 1998, principally as a result of significantly increased cash generated from operations. In 1999, interest expense continued to decrease as we did not incur bank debt until August 1999. Interest income for 1997 was insignificant, was $33,000 for 1998 and was $78,000 for 1999 when proceeds from the sale of convertible preferred shares were invested until needed to fund growth and operations.



    INCOME TAXES. We were treated as an S-Corporation for federal income tax purposes from August 1, 1996 to September 15, 1998. During that period, the federal and state taxable income and expenses flowed directly to our shareholders and were not taxed at the corporate level. At December 31, 1999, we had net operating loss carryforwards for federal and state tax purposes of approximately $1,885,000 that will expire at various times through 2018. At December 31, 1999, we had a net deferred tax asset of $4,513,000 relating principally to deferred revenue and our net operating loss carryforwards. Our ability to realize the value of our deferred tax asset depends on our future earnings, if any, the timing and amount of which are uncertain. We have recorded a valuation allowance for the entire net deferred tax asset as a result of those uncertainties. Accordingly, we did not record any income tax benefit for net losses incurred from September 16, 1998 through December 31, 1998 or for the year ended December 31, 1999.



    On September 15, 1998, the date our S-Corporation status terminated, we established a net deferred tax asset of approximately $2,359,000, which was offset by a full valuation reserve, resulting in no income tax benefit. For the period from January 1, 1998 through September 15, 1998, approximately $465,000 of income tax benefit related to our operations for the period was utilized by our shareholders.



LIQUIDITY AND CAPITAL RESOURCES



    Net cash provided by operating activities increased from $0.1 million in 1997 to $2.0 million in 1998. The increase in 1998 was primarily due to the increase in deferred revenue. Net cash used by operating activities in 1999 was $2.7 million primarily due to the net loss and to an increase in accounts receivable which was partially offset by deferred revenue.



    We had no cash or cash equivalents as of December 31, 1997. Cash and cash equivalents increased to $1.8 million as of December 31, 1998, due primarily to deferred revenues and the proceeds from the sale of convertible preferred shares in September 1998. This increase was offset by expenditures for property and equipment, distributions to S-Corporation shareholders to pay income taxes and repayment of debt. At December 31, 1999, cash and cash equivalents decreased to $0.5 million due to cash used by operating activities and for property and equipment expenditures which was partially offset by proceeds from the issuance of additional convertible preferred shares and from bank borrowings.



    On July 28, 1999, we entered into a $3,000,000 line of credit and a $500,000 term note with a bank. The line of credit, which expires on October 31, 2001, bears interest at the bank's prime rate minus 0.5%. No amounts are outstanding under the line of credit at February 29, 2000. The term note, which matures on July 31, 2004, bears interest at 8.04%. As of February 29, 2000, $441,667 of principal was outstanding under the term note. The line of credit and the term note contain restrictive covenants that, among others, require us to maintain a certain level of cash flow, as defined. Our other significant commitments consist of two promissory notes payable to two shareholders, including Carol A. Clark, our Chairperson of the Board, President and Chief Executive Officer, in the aggregate principal amount of $787,260 as of February 29, 2000. We intend to use a portion of the proceeds of this offering to repay these shareholder notes and the term note.



    Prior to September 1998, we financed the majority of our operations through bank borrowings and shareholder loans. The $2.0 million net cash provided by operating activities in 1998 and the net proceeds of $1.9 million from the sale of convertible preferred shares in September 1998 allowed us to repay bank debt and increase our cash and cash equivalents. In addition, we began to implement our expansion strategy and incur the related personnel and other expenses associated with developing additional courses and developing and promoting our indirect sales channels.



    On August 27, 1999 we issued 2,979 series B convertible preferred shares for net proceeds of approximately $2,960,000.



    On January 7, 2000 we issued 1,167 shares of series C convertible preferred shares for an aggregate purchase price of $1,500,000 and a warrant to purchase 49,348 common shares at $7.60 per share.


    Our capital requirements depend on numerous factors, including market acceptance of our courses and services and the resources we allocate to course development, developing and promoting our indirect sales channels and marketing our courses and services. We have experienced substantial increases in our expenditures during the last two years in order to develop our own courses and distribute them through Internet service providers and other marketing partners. We anticipate that our expenditures will continue to increase for the foreseeable future. Additionally, we will continue to evaluate possible acquisitions of or investments in complementary businesses, technologies, services or products. We currently believe that our available cash and cash equivalents combined with the net proceeds from this offering will be sufficient to meet our anticipated needs for working capital and capital expenditures for the next 18 months. We may need to obtain additional funds, however, in order to:

    - fund more rapid expansion, including significant increases in personnel;

    - develop new or enhanced courses or products;

    - add new Internet service providers and other marketing partners;


    - enhance brand awareness;


    - respond to competitive pressures; or

    - acquire or invest in complementary businesses, technologies, services or products.


In order to meet our long term liquidity needs, we may need to raise additional funds, establish an additional credit facility or seek other financing arrangements. Additional funding may not be available on favorable terms or at all.


RECENT ACCOUNTING PRONOUNCEMENTS


    In December 1998, the AICPA issued SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" which addresses software revenue recognition as it applies to certain multiple-element arrangements. SOP 98-9 also amends SOP 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2" to extend the deferral of the application of certain passages of SOP 97-2 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. See Note 1 of Notes to Financial Statements. We do not believe that this pronouncement will have a material effect on our financial statements.


    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities." SFAS No. 133, as amended by SFAS 137, is required to be adopted for our 2001 annual financial statements. As we do not currently engage or plan to engage in derivative or hedging tranactions there will be no impact on our results of operations, financial position or cash flows when such statements are adopted.


QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK


    At December 31, 1999 we had a bank note and a related party note with variable interest rates based on the prime rate. If market interest rates were to increase immediately and uniformly by 10% from levels at December 31, 1999, the decline in fair value of the notes would not be material. See Note 1 to the financial statements.

                                    BUSINESS

OVERVIEW


    We provide Web-based courses and services designed to meet the training needs of businesses, government agencies, non-profit organizations and home office users worldwide. We offer an interactive learning experience delivered over our clients' internal computer networks and the Internet. Our courses enable users to learn in a self-paced, flexible and cost-effective manner anytime, anywhere. Our extensive online catalog of over 400 courses addresses a broad range of topics, including information technology, desktop computing, basic skills for small businesses and home offices and business skills development. We distribute our courses and services directly through our internal sales force and indirectly through more than 1,300 Internet service providers and over 125 other marketing partners. We believe we have achieved, and will be able to maintain, our leading position in the delivery of interactive Web-based training due to our comprehensive course catalog, efficient and flexible technology and extensive distribution channels.



OUR MARKET OPPORTUNITY



    In today's rapidly changing and competitive business environment, business leaders recognize that a significant source of competitive advantage is the depth and breadth of knowledge of their employees. In order to gain a competitive advantage, businesses are investing increasing amounts in employee training. The United States Department of Education estimates that in 1997 businesses spent more than $55 billion on training programs in the United States.



    International Data Corporation ("IDC") estimates that the U.S. corporate market for training and education presented over the Internet will increase from $550 million in 1998 to approximately $11.4 billion by 2003, an 83% compound annual growth rate. The largest component of this market is training content, such as our courses, which IDC estimates will increase from $391 million in 1998 to approximately $6 billion by 2003. The second largest component is learning services, such as needs assessments, program-building components, technical and systems integration, site management/hosting, maintenance and online monitoring. We also provide many of these services. IDC estimates that this component of the market will increase from $99 million in 1998 to approximately $4 billion by 2003. The balance of the market consists of delivery solutions that we do not provide.



    We believe that Web-based learning is the most attractive training alternative for businesses, organizations and home office users due to its:


    FLEXIBILITY. Courses can be easily and efficiently modified or replaced electronically, without the need to distribute new materials manually.


    CONVENIENCE AND EASE-OF-ACCESS. Users can take courses anytime from anywhere in the world simply by accessing the Internet.



    COST-EFFECTIVENESS. Web-based training providers do not incur the costs associated with shipping training materials or the expenses associated with maintaining and operating classrooms. Businesses and individuals can avoid the travel and lodging costs associated with attendance at seminars and off-site training centers.



    INTERACTIVITY. Web-based training courses can be offered in an interactive format that allows users to proceed at their own pace and to easily test their comprehension.



    Historically, training products and services have been marketed primarily to large organizations, given the associated cost-efficiencies. With the rapid adoption of the Internet and the increasing willingness of businesses and individuals to purchase goods and services via the Internet, we believe that training products can now be targeted to small businesses and home offices in a cost-efficient manner. We believe that significant opportunities exist in these markets. Businesses and other organizations need employees with strong technical, professional and managerial skills in order to remain competitive. Similarly, home office users, facing the technical challenges of desktop computing, require efficient and cost-effective training that can be accessed over the Internet, anytime, from anywhere in the world.


COMPETITIVE STRENGTHS


    We believe our key competitive strengths are:



    BREADTH, DEPTH AND COST-EFFECTIVENESS OF COURSE OFFERINGS. Our more than 400 courses offer users a broad range of topics. In most subjects, we offer a number of courses from introductory to advanced, allowing users to select the courses appropriate for their skill levels.



    Our Web-based courses are cost-effective. Clients have the option of subscribing to our entire catalog of online courses, a smaller group of related courses or individual courses. For a fixed license fee, our direct sales clients receive unlimited access to the courses to which they subscribe for a specified number of users. Clients accessing our courses through Internet service providers and other marketing partners pay an annual or monthly fee for unlimited course access per user at rates set by our marketing partners.



    MULTIPLE DISTRIBUTION CHANNELS. We derive the vast majority of our revenues from the direct sale of our courses to large organizations. At the end of 1997, we launched our indirect distribution channels to take advantage of the significant opportunity that we believe exists in the small business, organization and home office user markets. We currently distribute our courses through the following channels:



    DIRECT SALES. Our 30-person internal direct sales force actively markets our courses and services, targeting businesses and other large organizations generating annual revenues of at least $50 million or that require an efficient means of training a large number of employees. These clients receive a complete set of our courses and are able to customize course content to more closely match their specific training objectives. We currently have over 700 direct sales clients.



    INDIRECT SALES. We license our courses indirectly to small businesses, organizations, home office users and individuals through our agreements with Internet service providers and other marketing partners. We grant our indirect marketing partners the right to license our courses to their customers or members for a fee set by each marketing partner. In exchange for receiving access to our courses, our indirect marketing partners agree to market and promote our courses to their customers or members. When a user subscribes to our courses through one of these indirect sales channels, we share a portion of the subscription revenue with the Internet service provider or other marketing partner.



       INTERNET SERVICE PROVIDERS. Our Internet service providers make our courses available to their Internet access subscribers and other visitors to their Websites. We offer our Internet service providers an easy and flexible way to provide training to their customers by installing our courses on their servers or by linking their Websites directly to our Website. In return, our Internet service providers give us access to their customer bases and provide users with the first level of support. We currently have agreements with over 1,300 Internet service providers, including OneMain.com, Freeserve plc, Verio and Frontier Corporation, a Global Crossing Company. We believe Internet service providers are actively seeking value added services, like online training, as a means of attracting and retaining subscribers.



       OTHER MARKETING PARTNERS. Our other marketing partners are businesses and organizations whose current and future operations support and facilitate the sale of our Web-based training courses. They include technology companies, who combine our courses with their products, and organizations such as colleges, universities and trade associations. Our other marketing partners make our courses available to businesses, organizations and home office users, enabling these entities to offer their customers, staff, students and members a valuable service. We currently have over 125 other marketing partners, including Merant, Techies.com, CareerShop.com, InformIT.com and BATNET.



    SCALEABLE, PROPRIETARY COURSE DEVELOPMENT PROCESS. We follow a four-stage proprietary course development process that enables our in-house development staff to produce new courses rapidly, while maintaining high-quality course design and content. The course set-up stage includes converting text and graphics supplied by third-parties into our format, updating tools and templates and adding basic course elements. During the unit development stage, we create graphics and add interactive course elements such as questions and simulations. We incorporate our course navigation features, topic list, index, glossary and skill assessments in the full-course development stage. Lastly, we conduct quality assurance testing to ensure that the course is educationally sound, technically accurate and visually appealing. Throughout each stage, we use proprietary software tools that we created to automate most of the course development process. Our course development process is also scaleable, which means we can substantially increase our rate of course production at a lower incremental cost.


    UNIQUE THIRD-PARTY CONTENT SOURCING. We obtain the content for our courses from third-parties. Utilizing content from third-parties enables rapid, cost-effective course production. By using third-party content, we can create a large number of courses covering a variety of topics without the expense of maintaining a large research staff. We are also able to respond to our clients' changing needs quickly.


    EFFICIENT AND FLEXIBLE TECHNOLOGY. We design our courses in hypertext mark-up language, or HTML, a Web document formatting language, specifically for fast presentation through the Internet and corporate intranets. As a result, our courses are available anytime, from anywhere in the world. Our HTML course design also enables us to take advantage of the growing capability of today's computers to carry voice, data and video information, and should enable us to incorporate additional features quickly as this capability increases.


    We believe we are one of the few Web-based training providers to present all of our courses through standard Web browsers without the need for users to download our content. This provides users with direct, immediate access to our courses without the need to use valuable hard drive space to store our courses.


    Our highly-interactive courses enable users to learn by experience, offering frequent opportunities for practice in the form of simulations and exercises. We also incorporate graphics and animation to gain and maintain users' interest throughout each course.


    We present all our courses in a standard format that enables users to become familiar with the course interface, enhancing ease of use. Our intelligent technology keeps track of users' progress throughout a course. This enables users to stop working at any time while taking a course and later resume, without losing any information and without having to start over from the beginning.

    ONGOING REFERENCE RESOURCE. Our courses can be used as an ongoing and easy-to-use reference resource. Each course contains an index that allows users to go directly to the information they want without working through the other portions of the course. Our powerful index feature also allows users to reference needed information in any group of licensed courses quickly and easily. This immediate access to specific course content is highly efficient, reducing training time by allowing users to focus on those areas where training is needed.

OUR FOCUSED GROWTH STRATEGY


    Our goal is to be the leading global provider of high quality, business-to-business Web-based training courses and services. The principal elements of our strategy are to:



    CONTINUE TO AGGRESSIVELY TARGET LARGE ORGANIZATIONS. Currently, we have over 700 direct sales clients. With the proceeds of this offering, we intend to expand our direct sales force and continue to target large organizations for full scale implementations of Web-based training across corporate computer networks and the Internet. We intend to focus our direct marketing efforts on organizations that employ a large number of information technology professionals and utilize desktop computing throughout their operations.



    EXPAND RAPIDLY THROUGH THE INTERNET AND OTHER INDIRECT MARKETING CHANNELS IN THE U.S. AND ABROAD. We currently have agreements with more than 1,300 Internet service providers. Based on information provided by our Internet service providers, we believe they can make our courses accessible to over 7.4 million subscribers, including over 900,000 businesses. We also have agreements with more than 125 other marketing partners. We will continue to sign as many Internet service providers and other marketing partners as possible in order to rapidly expand our reach into the small business, organization and home office markets worldwide.


    BROADEN COURSE OFFERINGS IN NEW AND EXISTING TOPICS AND CATEGORIES, AND ACCELERATE COURSE DEVELOPMENT. Our goal is to expand our course offerings by adding a wide range of categories directed at new markets and rapidly increasing the number of courses in all of our existing categories. To achieve this goal, we intend to:


    HIRE ADDITIONAL COURSE DEVELOPERS. As of February 29, 2000, our 53 course developers were producing courses at the rate of 30 to 45 courses every 90 days. We intend to use a portion of the proceeds of this offering to add a substantial number of qualified developers and significantly increase course production.



    INCREASE NUMBER OF CONTENT PROVIDERS. We are actively pursuing relationships with additional publishers and with new types of content providers to develop courses directed toward new markets. For example, we aim to develop certification, licensing and continuing education courses for professionals in areas such as insurance and accounting.



    FURTHER ENHANCE OUR TECHNOLOGY INFRASTRUCTURE. We intend to use part of the proceeds of this offering to continue our longstanding commitment to investing in technology. By further enhancing our computer network, hardware and software applications, we expect to be able to continue providing powerful, flexible training tools to our clients. We also believe that continued technological advances, particularly those involving the Internet, should provide new opportunities to enhance our courses and services further.



    INCREASE BRAND AWARENESS IN OUR TARGET MARKETS. We intend to solidify our position as a leading provider of business-to-business Web-based training courses and services by increasing our brand name recognition in all of our target markets. We intend to expand our use of advertising, public relations and marketing programs to promote our brand and build loyalty among our large organization and small business clients and home office users, as well as attract potential clients to our Website.



    SEEK POSSIBLE STRATEGIC ACQUISITIONS OF OR INVESTMENTS IN COMPLEMENTARY BUSINESSES, PRODUCTS, SERVICES OR TECHNOLOGIES. We intend to pursue acquisitions of or investments in complementary businesses, products, services or technologies. We will focus our acquisition and investment efforts on those companies that we believe would expand the breadth of our courses and services, increase our market presence in the U.S. and abroad and introduce new technologies that should better serve our clients. Although we have from time to time had discussions with companies regarding our acquiring or investing in their businesses, we have no present agreement or understanding relating to any material acquisition or investment.



OUR COURSES AND SERVICES



    COURSES. IDC divides education and training presented over the Internet into information technology and non-information technology courses. It estimates that information technology training, which includes information technology training and desktop computing training, will increase from $440 million, or 80% of the market, in 1998 to approximately $5 billion by 2003. IDC further estimates that non-information technology training will increase from $110 million, or 20% of the market, in 1998 to approximately $6 billion, more than 50% of the market, by 2003.



    Our diverse online catalog includes courses designed to meet the training needs of large and small businesses and other organizations as well as home office users. Of our more than 400 courses, approximately 80% address information technology and desktop computing training. We have accelerated production of courses that will parallel the changing needs of businesses and home office users.



    DESKTOP COMPUTING: We license approximately 57 training courses designed to improve users' proficiency with widely-used desktop applications and the Windows computer operating system. As a Microsoft Independent Courseware Vendor, we also provide courses to prepare users for the Microsoft Office User Specialist (MOUS) certification:



Concepts of Computing (5 courses)
Computer Basics (1 course)
Microsoft Exchange (2 courses)
Microsoft Internet Explorer (4 courses)
Netscape Navigator (4 courses)
Lotus Notes (10 courses)



Microsoft Office User Specialist (11 courses)
Microsoft Office 2000 (8 courses)
Microsoft Outlook 98 (2 courses)
Paint Shop Pro (2 courses)
Project 98 (2 courses)
Microsoft Windows (6 courses)



    HOME OFFICE AND SMALL BUSINESS: We license approximately 52 courses to help individuals and small businesses develop basic skills:



Estate Planning (6 courses)
Home Business (4 courses)
Interview Skills (6 courses)
Investing Fundamentals (6 courses)
Money 98 (2 courses)
QuickBooks (10 courses)



Quicken 98 (2 courses)
Resumes (4 courses)
Retirement Planning (2 courses)
SAT Preparation (3 courses)
Microsoft Works (7 courses)



    BUSINESS SKILLS DEVELOPMENT: We offer approximately 34 courses to assist professionals in developing their managerial skills:



Business Communication (3 courses)
Customer Service (5 courses)
Grammar (4 courses)
Math (6 courses)



Motivational Skills (5 courses)
Negotiating (4 courses)
Business Management (3 courses)
Time Management (4 courses)

    TECHNICAL/MICROSOFT CERTIFIED SYSTEMS ENGINEER: As a Microsoft Independent Courseware Vendor, we offer approximately 69 courses to prepare users for the Microsoft Certified Systems Engineer Exam:



Exchange Server (19 courses)
IIS 4 Series (14 courses)
Networking Essentials (6 courses)
SQL Server 6.5 (6 courses)



SQL Server 7.0 Administration (5 courses)
TCP/IP (10 courses)
Windows NT Server 4.0 (6 courses)
Windows NT Workstation 4.0 (3 courses)



    TECHNICAL WEB DEVELOPMENT: We offer approximately 39 courses to help users develop the skills they need to create and operate a Website:



CGI/Perl (4 courses)
Dynamic HTML (5 courses)
FrontPage (2 courses)
GUI Design (3 courses)



HTML (7 courses)
JAVA (3 courses)
Photoshop (6 courses)
Visual InterDev (9 courses)



    TECHNICAL GENERAL: Our course catalog includes approximately 116 courses on programming languages, databases, computer networks and computer operating systems:



A+ Certification (13 courses)
C (3 courses)
Cisco CCNA (13 courses)
Client/Server Technology (1 course)
Data Communication (1 course)
Data Warehousing (2 courses)
FOCUS (11 courses)
Local Area Networks (3 courses)
Object-Oriented Analysis & Design (2 courses)



OOP Using C++ (3 courses)
Oracle (6 courses)
Oracle8 (7 courses)
PowerBuilder (15 courses)
RDBMS Fundamentals (1 course)
SAS (7 courses)
Sybase (7 courses)
UNIX Systems (6 courses)
Visual Basic (15 courses)



    TECHNICAL MAINFRAME: We license approximately 47 training courses designed to improve users' proficiency with programming languages, databases and operating systems that run on large mainframe computers:



CICS (4 courses)
CMS/XEDIT (3 courses)
COBOL (OS/VS) (2 courses)
COBOL (8 courses)
DB2 (3 courses)
EASYTRIEVE PLUS (1 course)
ISPF (2 courses)
JCL (4 courses)



Micro Focus COBOL Workbench (5 courses)
MVS (3 courses)
QMF (2 courses)
SAA (2 courses)
SQL (3 courses)
SQL/DS (3 courses)
TSO/E (1 course)
VSAM (1 course)


COURSE FEATURES.

All of our courses contain:

    SKILL ASSESSMENTS. Our courses include a complete set of skill assessment features designed to maximize our users' learning experience. Users have the option of taking a preliminary test to assess their knowledge of a particular course. Users can apply the results of the preliminary test to create individualized learning paths. If users obtain high scores during the assessment, they can save time by testing out of a course. Each course also incorporates scored questions which provide users with feedback regarding course comprehension. After users finish a course, they can take a final test to evaluate overall course knowledge.

    ONLINE REFERENCE CAPABILITY. Our courses contain an index that enables users to go directly to the information they want without working through the other portions of the course. Our powerful index feature also allows users to access needed information in any group of licensed courses quickly and easily.


In addition, we offer our direct sales clients a broad range of value-added features that complement our course offerings:



    ADMINISTRATION CAPABILITIES. Our courses include comprehensive administration tools designed to provide meaningful feedback and reduce the workload of our business clients. Our Web-based administration software tracks and reports usage of courses presented through the Internet or our clients' internal computer networks. Organizations can assess the effectiveness of their training program by selecting either summary or detailed reports on usage and scores broken down by company, site, department or individual. Our administration tools also manage user registration functions.



    CUSTOMIZED INSTRUCTION. Our customization tools enable clients presenting courses over an internal computer network to instruct and test their employees on information unique to their organizations. Clients can customize the text within a course or insert links to information located at other sites on their internal computer networks. Organizations can also add client-specific questions to our skill assessments. These questions can be presented in a variety of formats, including multiple choice, short answer and true/false. This enables corporate trainers to reinforce crucial skills and to assess knowledge of client-specific content. Our customization tools allow organizations to maximize their training budgets by tailoring training programs to meet their specific needs.



    ONLINE INSTRUCTOR ASSISTANCE. Our instructor online service answers users' questions regarding selected courses while they are learning. For an additional annual fee, large organization clients can submit an unlimited number of questions to a course topic expert and receive a response via email within one business day. Users can also employ the service to comment on a course.



    OTHER LARGE BUSINESS SERVICES. We offer our large organization clients on-site product support, including course installation and promotion of our courses and services within their organizations, at no additional charge. We offer a variety of licensing options to provide maximum flexibility for corporate training budgets. Large organization clients may choose to present our courses through one or more of three presentation platforms--Internet, internal computer networks or personal computers.

DIRECT SALES CLIENTS



    We license our Web-based training courses and services to a broad range of clients in a wide variety of markets. No single client accounted for more than 10% of total revenues in 1997, 1998 or 1999. The following table sets forth a representative list of direct sales clients in various industries from whom we derived more than $50,000 in revenues during the last year:



FINANCIAL/ACCOUNTING                        HEALTH CARE/INSURANCE
A.G. Edwards & Sons                         Capital Blue Cross
Bank of America                             Fireman's Fund Insurance
First Data Resources                        Traveler's

CONSULTING                                  GOVERNMENT
Computer Horizons                           Defense Information Systems Agency
Computer Sciences Corporation               Florida Department of Health
IMRglobal                                   Social Security Administration

HARDWARE/SOFTWARE                           NETWORKING/COMMUNICATIONS
Control Systems International               Convergys
Software Synergy Inc.                       Harris Corporation
Sterling Software

MANUFACTURING/OTHER                         RETAIL
Fort James Corporation                      Saks Incorporated
The McGraw Hill Companies                   Walgreens
Southwest Airlines


COMPETITION

    The Web-based training market is evolving quickly and is subject to rapid technological change. Although the market is highly fragmented, with no single competitor accounting for a dominant market share, competition is intense. We anticipate that the lack of significant entry barriers to the Web-based training market will allow new competitors to enter the market, increasing the level of competition. Additionally, companies with significantly greater financial resources are acquiring competitors. We expect that this trend will continue. We believe that the principal competitive factors in our market include:

    - the ability to provide an effective training solution meeting the needs of users;

    - breadth, depth and technical quality of course offerings;

    - pricing;

    - service features such as adaptability and the capacity to receive meaningful user feedback;


    - quality of implementation, course administration and customer service; and


    - company reputation.

    Our competitors vary in size and in the scope and breadth of the products and services they offer. We face significant competition from a variety of sources, including:

    - third-party suppliers of instructor-led training;

    - internal corporate training departments;


    - providers of custom courses or software that businesses can use to create their own custom courses;

    - Web-based training vendors offering off-the-shelf courses; and

    - other suppliers of training, including several companies that produce interactive software training.

As organizations increase their dependence on outside suppliers of training, we expect to face increasing competition from these sources as training managers compare a variety of cost-effective training products.

TECHNOLOGY AND INFRASTRUCTURE

    We have made substantial investments in our technology infrastructure in order to employ the best available software and hardware.

    TECHNICAL SPECIFICATIONS OF OUR WEBSITE COMPUTER EQUIPMENT. Our Website is housed by a group of Web servers and database servers. We utilize load balancing hardware that distributes requests for information evenly among our servers. The load balancer monitors traffic to each individual server and re-routes network traffic in the event that a server fails. If the primary load balancing hardware fails, a second set of load balancing hardware will automatically take over. We can also add additional hardware and software to our existing Website computer equipment without affecting the ability of our Website to function.


    OUR COMPUTER NETWORK. Our computer network consists of widely known off-the-shelf components designed to create a stable architecture. We use the Microsoft NT 4.0 network operating system for our servers. We also use the Windows 95/98 operating system for our desktop computers, as well as Microsoft Office 2000 and the latest releases of other well known application software. Data is backed up daily by a 4-drive tape system. Our email server components, as well as our authentication systems, are integrated into our network operating system.


    We attempt to maintain a safe and secure data storage and email environment through continual anti-virus scanning that involves automatic updates for protection against new viruses. Our network gear, servers and phone switch are connected to uninterruptible power supplies. Finally, we maintain firewall technology to protect against security breaches and hackers.

    Currently, all of our primary servers are running separate data channels for redundancy. This allows our servers to be available for production through multiple network connections. Our servers and network computers are connected to the network by reliable dual-power network switches that forward data between servers or desktop computers. This provides dedicated, responsive and fast network access.

INTELLECTUAL PROPERTY RIGHTS AND TECHNOLOGY


    We regard our copyrights, service marks, trademarks, trade secrets, software, domain names, proprietary technology and similar intellectual property as critical to our success. To protect our proprietary rights we rely generally on copyright, trademark and trade secret laws, licenses with clients, independent contractors and other third-parties, and confidentiality agreements with employees and others. Despite these protections, it may be possible for third-parties to copy or otherwise obtain and use our courses or technology without our permission or to develop similar courses or technology independently. Additionally, our agreements with employees, consultants and others participating in product and service development may be breached. We may not have adequate remedies for any breach and our trade secrets may become known or independently developed by competitors.



    We pursue the registration of our trademarks and service marks in the United States and in other countries, although we have not registered all of our marks. We recently filed applications to register the trademarks "MindLeaders" and "MindLeaders.com" in the United States. We have obtained trademark registration in the United States for "DPEC" and "SmartPro." We have also obtained a trademark registration in the United Kingdom for "DPEC." We have registered with the United States Copyright Office the copyright in a significant portion of our courses. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States and effective copyright, patent, trademark and trade secret protection may not be available in these jurisdictions.



    We license our proprietary rights, such as our courses, trademarks or copyrighted material, to third-parties. While we attempt to ensure that the quality of our brand is maintained by these licensees, they may take actions that harm the value of our proprietary rights or reputation. To license some of our courses, we rely in part on "shrink-wrap" and "clickwrap" licenses that are not signed by the user and, therefore, may be unenforceable under the laws of certain jurisdictions. As with other software products, our courses are susceptible to unauthorized copying and uses that may go undetected. Policing unauthorized uses is difficult.



    While we attempt to avoid infringing known proprietary rights of third-parties in our product and service development efforts, other parties may assert claims of infringement of intellectual property or other proprietary rights against us. We expect to be subject to legal proceedings and claims from time to time in the ordinary course of business, including claims of alleged infringement of the proprietary rights of third-parties by us and our licensees. These claims, even if without merit, could cause us to expend significant financial and managerial resources. Further, if these claims are successful, we may be required to change our trademarks, alter our courses and pay financial damages, any of which could have a material adverse effect on our business and financial results.



    Historically, we developed all of our own content. Of our current catalog of over 400 courses, approximately 90 were developed by us. Currently, however, we rely on proprietary information that we license from third-parties, including course content we license from book publishers. We also may be required to obtain licenses from others to refine, develop, market and deliver new courses and services. These third-party licenses may not continue to be available to us on commercially reasonable terms. The loss of these licenses could have a material adverse effect on our business and financial results. Moreover, rights granted under any licenses may not be valid and enforceable.



    Substantially all of the content for our current courses is being provided by Macmillan Publishing USA. Under the terms of our agreement, Macmillan gives us a non-exclusive license to create courses based upon books they provide to us in exchange for a royalty based on the subscription revenue we receive from our clients. The license for each course lasts for five years from the date we release the course to our clients, unless renewed upon mutually agreeable terms. Macmillan can terminate the license for a course before the end of the five year license term if we default under the agreement, become bankrupt or assign the agreement without Macmillan's consent. If a license for a course expires or is terminated, we must stop licensing that course. We can, however, continue to serve our clients for the remaining terms of their licenses, fill existing orders for courses and sell any courses we have on hand for a period of sixty days from the date the license ends.



    We are currently pursuing new content providers. Although we expect that we will continue to obtain a substantial amount of content from Macmillan, we also anticipate that we will obtain an increasing amount of content from other content providers. Based on our current development schedule, we estimate that during 2000, we will obtain approximately one quarter of our content from providers other than Macmillan.


EMPLOYEES


    As of February 29, 2000, we employed 187 people. None of our employees is represented by a labor union. We have not experienced any work stoppages and we consider our relations with our employees to be good.

FACILITIES

    Our principal offices currently occupy approximately 30,000 square feet in Columbus, Ohio, under a sublease that expires on May 10, 2002. The sublease is renewable at our option for three successive two year periods and one additional period of 21 months. We believe our existing facilities are adequate for current requirements and that additional space can be obtained on commercially reasonable terms to meet future requirements.

LEGAL PROCEEDINGS

    We are not a party to any legal proceedings. We may from time to time become a party to various legal proceedings in the ordinary course of business.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES


Our executive officers, directors and key employees as of March 17, 2000 are as follows:



                 NAME                     AGE                     POSITION
--------------------------------------  --------   --------------------------------------
EXECUTIVE OFFICERS AND DIRECTORS
Carol A. Clark........................     60      Chairperson of the Board of Directors,
                                                   President and Chief Executive Officer
Gary W. Qualmann......................     48      Director, Chief Financial Officer,
                                                   Secretary, Treasurer and Vice
                                                   President--Finance
H. Neal Ater..........................     48      Director
Robert J. Massie......................     51      Director
Kenneth T. Stevens....................     48      Director
Murray R. Wilson......................     38      Director
Angus J. Carroll......................     41      Chief Operating Officer
Paul MacCartney.......................     33      Vice President of Development
Gary L. Carabin.......................     48      Vice President and General Manager of
                                                   the Corporate Sales Division
John P. Gordon........................     48      General Counsel and Assistant
                                                   Secretary
James G. Marriott.....................     40      Senior Director and General Manager of
                                                   the Internet Service Provider Division
A. Katrina Ramsey.....................     38      Senior Director and General Manager of
                                                   the Affinity Channel Partner Division
Dennis E. Yost........................     48      Senior Director of Marketing

KEY EMPLOYEES
James A. Rubino, Ph.D.................     48      Director of Courseware Design
James T. Talley, Ph.D.................     44      Director of Systems Architecture
James K. Dietz........................     52      Director of Operations


------------------------


    CAROL A. CLARK, a co-founder of MindLeaders.com, has served as a Director, President and Chief Executive Officer since our formation in 1981. Ms. Clark has over 37 years of management and consulting experience and an extensive background in computer programming and teaching. Before founding MindLeaders.com, Ms. Clark served as Manager of Customer Service and Programming for the OrderNet Division for Sterling Software. She also directed and implemented many software projects within the information technology industry and taught information technology topics for a number of organizations, including Carnegie Mellon University, Bank One, University of Minnesota and IBM.


    GARY W. QUALMANN has served as a Director, Chief Financial Officer, Treasurer and Vice President of Finance since joining us in July 1996.
Mr. Qualmann has also served as our Secretary since September 1998. From May 1988 to July 1995, Mr. Qualmann served as executive vice president and chief financial officer of Red Roof Inns, a lodging company based in Hilliard, Ohio. Prior to joining Red Roof Inns, he was a partner in the Columbus, Ohio, office of Deloitte Haskins & Sells (a predecessor of Deloitte & Touche LLP).


    H. NEAL ATER has been a director of MindLeaders.com since August 1999. Since June 1999, Mr. Ater has been Vice President Engineering of VERITAS Software. He is responsible for over 350 engineers in the Data Protection Group, which provides storage management software for UNIX, Windows NT and Netware. From May 1996 to June 1999, Mr. Ater was Vice President--Research & Development at Seagate Software, NSMG Division, which specialized in systems management software for Windows NT, Netware and UNIX networks, until VERITAS Software acquired Seagate Software.

He was President of OnDemand Software, a privately-held company specializing in systems management software for Windows NT and Netware networks for medium to large scale corporations, from 1994 until Seagate Software acquired OnDemand in 1996. From 1977 to 1993, Mr. Ater was Senior Vice President--Research & Development at Goal Systems International, Inc., a software company specializing in data center management software and computer based training software, and Legent Corp., which acquired Goal in 1992.



    ROBERT J. MASSIE has been a director of MindLeaders.com since September 1999. Mr. Massie is currently the Director/Chief Executive Officer of Chemical Abstracts Service, an operating division of the American Chemical Society. CAS develops and distributes chemical information databases and related software. Based in Columbus, Ohio, Chemical Abstracts Service serves a global market of research professionals in academic, industrial and government organizations. Prior to joining Chemical Abstracts Service as Director in 1992, Mr. Massie was President and CEO of Gale Research, a library reference publisher and subsidiary of the Thomson publishing organization. Prior to that, he held a number of senior executive positions with the Torstar Corporation, owner of the largest newspaper in Canada, as well as book publishing and other communications holdings. Mr. Massie is a former consultant with McKinsey and Co. and practiced law with the Washington D.C. firm of Covington and Burling.



    KENNETH T. STEVENS has been a director of MindLeaders.com since
November 1999. Mr. Stevens is currently the Chairman and Chief Executive Officer of the Bank One Retail Group, the fourth largest banking distribution system in the United States. He is responsible for all aspects of the Bank One retail banking line of business, including product development, technology, marketing, service, distribution and risk management. Mr. Stevens has also been instrumental in the launch and development of Bank One's online banking services. Prior to joining Bank One in 1996, Mr. Stevens served as the Senior Vice President of Strategic Planning of PepsiCo. and as President of Taco Bell Corporation. Mr. Stevens is a former partner of McKinsey and Co. and has held many management positions at General Mills.



    MURRAY R. WILSON has been a director of MindLeaders.com since September 1998. He is a principal of River Cities Capital Funds, a $140 million family of venture capital funds in Cincinnati, Ohio. He has been at River Cities, where he oversees investments primarily involving Internet, software, high technology and healthcare companies, since 1995. Mr. Wilson came to River Cities after serving for three years as the senior analyst with Cincinnati-based Blue Chip Venture Company. Prior to joining Blue Chip, he was an investment officer of Neworld Bank in Boston. Mr. Wilson is a director or observer of several River Cities portfolio companies, including Fourthchannel, Inc., CMHC Systems, Inc., TRANSMAP Corp., Productivity Solutions, Inc., High Speed Access Corp. and Darwin Networks, Inc.



    ANGUS J. CARROLL became our Chief Operating Officer in March 2000. From January 1999 until joining us, Mr. Carroll was Executive Vice President of Worldwide Marketing for Dialog Corporation, an online provider of business information and market research. During his tenure at Dialog, Mr. Carroll was responsible for several e-commerce initiatives, including the creation of e-commerce portals and an Internet search engine. He also managed Dialog's pricing, marketing and website groups. From 1996 to 1997, Mr. Carroll was the Senior Vice President of Business Planning & Strategy for Medicus Systems Corporation, a medical software company. In addition to leading the sale of Medicus to Quadramed, Mr. Carroll was responsible for Medicus' business strategy, product design and information systems. From 1993 to 1996, Mr. Carroll was the Vice President of Business Development for Ceridian Corporation, where he was responsible for business development of Ceridian Employer Services, ran the three largest development projects and led the management information systems department. Before joining Ceridian, Mr. Carroll was the Director of Business Strategy for GTE Information Services Group and held a variety of positions at Dun & Bradstreet, including Assistant Vice President of Business Planning and Strategy.

    PAUL MACCARTNEY, Vice President of Development, joined us in January 1996. While at MindLeaders.com, he has directed both courseware development and systems development. Mr. MacCartney managed the conversion of our courses to a Web-based format. Before joining us, Mr. MacCartney was Manager of Training and Support at RH Positive Software. He has over 12 years experience in software development and training.



    GARY L. CARABIN has served as our Vice President and General Manager of Corporate Sales since 1992. Mr. Carabin is in charge of our sales and support services for our large organization clients. He joined us in 1990 and served as Director of Sales from 1990 to 1992. From 1982 to 1990, Mr. Carabin held various sales and management positions at Goal Systems International, Inc. He also held sales and management positions at Diacon Systems Corporation from 1979 to 1982 and at Burroughs Corporation from 1974 to 1979.



    JOHN P. GORDON became General Counsel and Assistant Secretary of MindLeaders.com in March 2000. Mr. Gordon has been providing legal services to us as a consultant since July 1999. From 1996 to 1998, Mr. Gordon was Chairman of Timberline Construction, Inc., a commercial construction company specializing in the construction of restaurants and multifamily housing. From 1986 to 1995, Mr. Gordon was Vice President, General Counsel and Secretary of Red Roof
Inns, Inc. Prior to joining Red Roof Inns, Mr. Gordon was a partner in the Columbus, Ohio law firm of Porter, Wright, Morris & Arthur, where he specialized in corporate, employee benefit and federal income tax matters.



    JAMES G. MARRIOTT has served as the Senior Director and General Manager of our Internet Service Provider Division since August 1997. He was the Eastern Regional Sales Director for our Corporate Sales Division from October 1993 to July 1997. Prior to joining us in March 1992, Mr. Marriott was employed at Automatic Data Processing for more than seven years, becoming the first sales manager for the Columbus, Ohio, office in 1989, a position he held until joining MindLeaders.com.



    A. KATRINA RAMSEY has served, since August 1998, as Senior Director and General Manager of our Affinity Channel Partner Division, which is responsible for all indirect marketing partners other than Internet service providers. From 1991 to July 1998, she held various positions within MindLeaders.com, including Director of Strategic Accounts and Western Regional Sales Director, both positions within the Corporate Sales Division. Prior to joining us, she held various sales and management positions at OBE/ALCO Standard and Time Services.


    DENNIS E. YOST has served as Senior Director of Marketing since
November 1995, managing our corporate and product marketing efforts. From
April 1992 through November 1995, he was employed by Cardinal Business
Media, Inc., where he was publisher and editor-in-chief of two high-technology publications focused on network integration and database management. He was also responsible for creating and launching numerous strategic marketing products. From 1986 to 1992, Mr. Yost was Vice President of Sales and Marketing for BlueLine Software Inc., a start-up company, where he was responsible for establishing worldwide marketing and sales activities. From 1978 to 1986, he held various sales and marketing positions with Goal Systems
International, Inc.


    JAMES A. RUBINO, PH.D. has served as Director of Courseware Design since October 1997. From August 1993 through September 1997, Dr. Rubino served us in a variety of roles, with a focus on courseware feature design and on writing software to automate our courseware production and quality assurance. From 1987 through 1993, Dr. Rubino worked as a documentation specialist for Goal Systems International, Inc. and Legent Corp., writing systems documentation for a computer-based training software system. Dr. Rubino received a Ph.D. in Philosophy in 1983 and Masters of Fine Arts in 1987 from The Ohio State University.



    JAMES T. TALLEY, PH.D. has served as Director of Systems Architecture since October 1997. From July 1991 through September 1997, he held a number of positions at MindLeaders.com, including programming, software design, management of technical support and management of our computer support. From 1985 through 1991, Dr. Talley worked with faculty at The Ohio State University to develop computer-based training materials as part of the Computer-Based Instruction Group in the

Center for Teaching Excellence. Dr. Talley received a Ph.D. in Music Theory in 1989 from The Ohio State University.



    JAMES K. DIETZ has served as Director of Operations since March 1995. From May 1984 to February 1995, he held various positions with Information Dimensions, Inc., a supplier of document database management systems and text-retrieval software, including Manager of Prototype Operations, Director of Facilities, National Software Sales Manager, Vice President of Customer Service and Vice President of Quality. Mr. Dietz has over 25 years in management of office facilities, software sales, customer service and quality systems.


TERMS OF DIRECTORS AND OFFICERS


    We currently have six directors. Effective upon the closing of this offering, our board of directors will be divided into two classes, each consisting of three directors: class I, whose term will expire at the annual meeting of shareholders to be held in 2001 and class II, whose term will expire at the annual meeting of shareholders to be held in 2002. The class I directors will be Gary W. Qualmann, Murray R. Wilson and Kenneth T. Stevens. The class II directors will be Carol A. Clark, H. Neal Ater and Robert J. Massie. At each annual meeting of shareholders after a director's initial term expires, the successors to the directors whose terms have expired will be elected to two year terms. This classification of our board of directors may have the effect of delaying or preventing changes in our control or management. For a more detailed description, see "Description of Capital Stock--Anti-takeover Effects of Articles of Incorporation, Code of Regulations and the Ohio General Corporation Law" on page 49.



    Under the terms of the series C convertible preferred stock purchase agreement, dated January 7, 2000, our preferred shareholders have the right to designate one director. Additionally, Ms. Clark and the other common shareholders have the right to designate the remaining directors, one of whom must be Ms. Clark and two of whom must be independent directors reasonably acceptable to the preferred shareholders. Pursuant to this agreement, the preferred shareholders have designated Mr. Wilson, and Ms. Clark and the other common shareholders have designated Ms. Clark and the remaining directors. Upon the closing of this offering, the series C convertible preferred stock purchase agreement will terminate automatically.



    Each officer is elected by, and serves at the discretion of, our board of directors. We have agreed to employ Ms. Clark as President and Chief Executive Officer and Mr. Carroll as Chief Operating Officer. For a more detailed description of their employment agreements, see "--Employment Agreements" on page 41.


BOARD COMMITTEES


    The compensation committee consists of Robert J. Massie, Murray R. Wilson and H. Neal Ater. The compensation committee reviews and evaluates the salaries, supplemental compensation and benefits of our officers, reviews general policy matters relating to compensation and benefits of our employees and makes recommendations concerning these matters to the board of directors. The compensation committee also administers our stock option and employee stock purchase plans. For a more detailed description of our stock option and employee stock purchase plans, see "--2000 Incentive Stock Plan" on page 42.


    The audit committee consists of Carol A. Clark, Murray R. Wilson and H. Neal Ater. The audit committee reviews with our independent auditor the scope and timing of its audit services, the auditor's report on our financial statements following completion of its audit and our policies and procedures with respect to internal accounting and financial controls. In addition, the audit committee will make annual recommendations to the board of directors for the appointment of independent auditors for the ensuing year.

DIRECTOR COMPENSATION


    Directors who are officers, employees or who hold or represent persons who hold more than 5% of our common shares receive no additional compensation for their services as members of our board of directors or as members of board committees. Other directors are paid a fee of $1,000 for each meeting of the board and $750 for each meeting of a board committee they attend and are reimbursed for their reasonable out-of-pocket expenses incurred in connection with their service as directors, including travel expenses. We also grant each such director an annual stock option to purchase a number of our common shares determined by dividing $10,000 by the fair market value of the shares on the grant date.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    From January 1, 1998 to September 14, 1998, we did not have a compensation committee. During this time, all decisions regarding executive officer compensation were made by Carol A. Clark, our President, Chief Executive Officer and Chairperson of the Board of Directors. When we created our compensation committee on September 15, 1998, the Board of Directors appointed Ms. Clark and Murray R. Wilson as its initial members. Ms. Clark remained on our compensation committee until September 15, 1999. No other former or current member of the compensation committee was at any time an officer or employee of MindLeaders.com. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity which has one or more executive officers serving as a member of our board of directors or compensation committee.



    In May 1996, we purchased 2,509,650 of our common shares from Frances Papalios, our co-founder and a former member of our board of directors, for an aggregate purchase price of $1,250,000. We financed a portion of the purchase price by a $1,000,000 loan from Ms. Clark. As of February 29, 2000, the outstanding principal on our loan from Ms. Clark was approximately $666,667, and we intend to use a portion of the proceeds from this offering to repay the balance of the loan. We evidenced the loan from Ms. Clark by a promissory note issued to Ms. Clark that accrues interest at a rate of 1% over prime and matures in November 2004. Ms. Clark, in turn, financed a portion of her loan to us by a loan from a bank to her in the original principal amount of $800,000. As a condition of extending the bank loan to Ms. Clark, we were required by the bank to guarantee Ms. Clark's obligation under the bank loan. In August 1999, Ms. Clark repaid the outstanding balance of the bank loan from the proceeds of a loan from another bank. As part of this refinancing, our guarantee of Ms. Clark's obligations was released by the first bank and the successor bank did not require our guarantee.

EXECUTIVE COMPENSATION


    The following table provides information on all compensation received during the year ended December 31, 1999, by each of the named executive officers:


                           SUMMARY COMPENSATION TABLE


                                                  ANNUAL COMPENSATION   SECURITIES
                                                  -------------------   UNDERLYING      ALL OTHER
NAME AND POSITION                                  SALARY     BONUS      OPTIONS     COMPENSATION(1)
-----------------                                 --------   --------   ----------   ---------------
Carol A. Clark,
  Chairperson of the Board of Directors,
  President and Chief Executive Officer.........  $100,000     --          --             $2,632
Gary W. Qualmann,
  Chief Financial Officer, Secretary, Treasurer
  and Vice President--Finance...................   182,292   $72,083       16,900          4,000
Gary L. Carabin,
  Vice President and General Manager of the
  Corporate Sales Division......................   148,388    62,767       16,900          4,000
A. Katrina Ramsey,
  Sr. Director and General Manager of the
  Affinity Channel Partner Division.............   112,237    45,000       16,900          4,000
Dennis E. Yost,
  Sr. Director of Marketing.....................   132,000     8,250       16,900        --


------------------------


(1) The amounts shown in this column for each executive officer consist of MindLeaders.com's matching contribution to our 401(k) Plan.



OPTION GRANTS IN LAST FISCAL YEAR



    The following table sets forth information with respect to stock options granted to our four most highly compensated executive officers during the fiscal year ended December 31, 1999. We did not grant any stock options to Carol A. Clark, our chief executive officer, in 1999. We have never granted any stock appreciation rights. All option grants described in the following table were made under our 1998 Stock Option Plan. The exercise price per share was equal to the fair market value on the date of the grant as determined by our board of directors. The percentage of total options is based on an aggregate of 244,205 common shares granted under our 1998 Stock Option Plan in the year ended December 31, 1999. All of the option grants described below vest and become exercisable in increments of one-third on each anniversary of the grant date, provided that we continue to employ each executive officer, and provided further that, all of the options will become fully vested upon the occurrence of certain change in control events.



                                         INDIVIDUAL GRANTS                   POTENTIAL REALIZABLE
                         -------------------------------------------------     VALUE AT ASSUMED
                                       PERCENT OF                               ANNUAL RATE OF
                         NUMBER OF       TOTAL                                    STOCK PRICE
                           SHARES       OPTIONS                                  APPRECIATION
                         UNDERLYING    GRANTED TO                             FOR OPTION TERM(1)
                          OPTIONS     EMPLOYEES IN   EXERCISE   EXPIRATION   ---------------------
NAME                      GRANTED     FISCAL YEAR     PRICE        DATE         5%          10%
----                     ----------   ------------   --------   ----------   ---------   ---------
Gary W. Qualmann.......    16,900          7.0%       $1.63       5/20/09    $334,900    $567,190
Gary L. Carabin........    16,900          7.0        $1.63       5/20/09     334,900     567,190
A. Katrina Ramsey......    16,900          7.0        $1.63       5/20/09     334,900     567,190
Dennis E. Yost.........    16,900          7.0        $1.63       5/20/09     334,900     567,190


------------------------


(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the ten-year option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date based upon an assumed initial public offering price of $13.00 per share. These assumptions are for illustration purposes only and are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.


FISCAL YEAR END OPTION VALUES


    The following table provides information concerning unexercised options and the value of unexercised in-the-money options held as of December 31, 1999 by each executive officer named in the Summary Compensation Table. No options were exercised during 1999.



                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                  UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                OPTIONS AT FISCAL YEAR-END        FISCAL YEAR-END(1)
                                ---------------------------   ---------------------------
NAME                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            -----------   -------------   -----------   -------------
Gary W. Qualmann..............    142,636         16,900      $1,769,868      $192,153
Gary L. Carabin...............     --             33,800          --           410,072
A. Katrina Ramsey.............     --             26,195          --           312,008
Dennis E. Yost................     --             16,900          --           192,153


------------------------


(1) The value of unexercised in-the-money options at fiscal year-end is based on an assumed initial public offering price of $13.00 per share.



EMPLOYMENT AGREEMENTS



    In March 2000, we entered into an employment agreement with Carol A. Clark. We have agreed to employ her as President and Chief Executive Officer. The agreement sets a base salary for Ms. Clark of $210,000 that may be increased, but not decreased, by the compensation committee. In addition to a base salary, Ms. Clark is eligible for an annual bonus of not less than $100,000 based on the achievement of performance goals set by the compensation committee. The agreement also states that Ms. Clark will be eligible for awards of incentive stock options under our 2000 Incentive Stock Plan beginning with the first calendar quarter of 2001.



    The term of employment under Ms. Clark's employment agreement will continue indefinitely unless terminated:



    - by us because Ms. Clark is convicted of a felony or a crime involving dishonesty, participates in any act of fraud or dishonesty involving us, willfully breaches our policies, materially breaches the agreement or engages in conduct that demonstrates her unfitness to serve as our President and Chief Executive Officer;


    - due to the death or disability of Ms. Clark; or

    - by Ms. Clark for any reason.


After termination, we will have no continuing obligation to Ms. Clark, except that we must pay her salary for 12 months if termination was:


    - by us for any reason not listed above; or

    - by Ms. Clark if:


       - we assign her duties inconsistent with her position as President and Chief Executive Officer and we do not remedy our action after receiving notice; or



       - we fail to comply with our obligations under the agreement and do not remedy our failure after receiving notice.

    The agreement contains non-competition provisions that apply during the term of Ms. Clark's employment and for a period of one year after termination of employment. Under these provisions, Ms. Clark may not:


    - take part in any business that competes with us;


    - divert, or try to divert, any of our business by influencing or soliciting our clients; or


    - solicit any of our employees.


    The agreement also contains a confidentiality provision as well as a provision recognizing that we own all ideas and inventions conceived by Ms. Clark during the term of her employment agreement.



    In March 2000, we entered into an employment agreement with Angus J. Carroll to employ him as our Chief Operating Officer. The agreement sets a base salary for Mr. Carroll of $225,000 that may be increased, but not decreased, by the compensation committee. In addition to a base salary, Mr. Carroll is eligible for a quarterly bonus of $20,000 based on the achievement of performance goals set by the compensation committee. Under the agreement, we also granted
Mr. Carroll a stock option to purchase 82,303 of our common shares at fair market value on the date of the grant and are obligated to grant Mr. Carroll an option to purchase an additional 41,067 of our common shares prior to March 31, 2001 at the fair market value at the date of the grant.



    The term of employment under Mr. Carroll's employment agreement began on March 13, 2000, and will continue indefinitely unless terminated:



    - by us because Mr. Carroll is convicted of a felony or crime involving dishonesty, participates in any act of fraud or dishonesty involving us, willfully breaches our policies, breaches the agreement or engages in conduct that demonstrates his unfitness to serve as our Chief Operating Officer;



    - due to the death or disability of Mr. Carroll; or



    - by Mr. Carroll for any reason.



After termination, we will have no continuing obligation to Mr. Carroll, except that we must pay his salary for 12 months if termination was:



    - by us for any reason not listed above; or



    - by Mr. Carroll if:



       - we assign him duties inconsistent with his position as Chief Operating Officer and we fail to remedy our action after receiving notice; or



       - we fail to comply with our obligations under the agreement and do not remedy our failure after receiving notice.



    The agreement contains non-competition provisions that apply during the term of Mr. Carroll's employment and for the one year period after termination of employment. Under these provisions, Mr. Carroll may not:



    - take part in any business that competes with us;



    - divert, or try to divert, any of our business by influencing or soliciting our clients; or



    - solicit any of our employees.



    The agreement also contains a confidentiality provision as well as a provision recognizing that we own all ideas and inventions conceived by Mr. Carroll during the term of his employment agreement.



2000 INCENTIVE STOCK PLAN



    We previously established two stock option plans, the DPEC, Inc. Amended and Restated Incentive Stock Option Plan and the DPEC, Inc. 1998 Stock Option Plan, to provide our employees an
opportunity to own our common shares. Effective March   , 2000, our board of
directors and shareholders approved and adopted the MindLeaders.com, Inc. 2000 Incentive Stock Plan, which combined the Amended and Restated Incentive Stock Plan and the 1998 Stock Option Plan into a single plan. The purpose of the 2000 Incentive Stock Plan is to attract and retain key personnel, including consultants, advisors and directors, to enhance their interest in our continued success and to offer all employees the opportunity to own our common shares.



    The 2000 Incentive Stock Plan provides for the grant of incentive and nonqualified stock options, stock appreciation rights, restricted stock, performance shares and unrestricted common shares. In addition, the 2000 Incentive Stock Plan permits employees who have satisfied minimum eligibility requirements to purchase common shares through payroll deductions. No award
under the 2000 Incentive Stock Plan may be granted after March   , 2010. Only
common shares may be issued under the 2000 Incentive Stock Plan, which will be made available from the authorized but unissued common shares or from common shares held in treasury. The 2000 Incentive Stock Plan contains customary provisions for adjustments for stock splits and similar transactions and the rights of participants upon mergers and other business combinations.



    The compensation committee will administer and interpret the 2000 Incentive Stock Plan. The compensation committee will select the eligible employees who will receive awards and the terms and conditions applicable to each award. It is anticipated that the committee's determinations of which eligible individuals will be granted awards and the terms thereof will be based on each individual's present and potential contribution to the success of MindLeaders.com. The 2000 Incentive Stock Plan also provides that, on an annual basis, each of our non-employee directors automatically will receive stock options.



    STOCK OPTIONS. The compensation committee may grant non-qualified stock options to employees, advisors and consultants and may grant incentive stock options only to employees. The compensation committee has discretion to fix the exercise price of all stock options, but the exercise price of an incentive stock option may not be less than the fair market value of the common shares on the date of grant. In the case of an incentive stock option granted to a 10% shareholder of MindLeaders.com, the exercise price may not be less than 110% of the fair market value of the common shares at the date of grant. The compensation committee also has broad discretion as to the terms and conditions under which options will be exercisable. Incentive stock options will expire not later than ten years after the grant date (or five years for an incentive stock option granted to a 10% shareholder). The exercise price of the options may be paid in cash or, in the discretion of the compensation committee, by exchanging common shares owned by the participant, or by a combination of either.



    DIRECTOR OPTIONS. Each person who becomes a director after the effective date of this offering, who is not an employee of MindLeaders.com or of a subsidiary and who does not hold or represent persons who hold more than 5% of our common shares, will receive, on the first business day after becoming a director, a grant of a non-qualified option to purchase a number of common shares determined by dividing $15,000 by the fair market value of a common share on the date of grant. In addition, on the first business day after each succeeding annual meeting of shareholders, each continuing director who is still eligible to receive a director option will receive a grant of a non-qualified stock option to purchase a number of common shares determined by dividing $10,000 by the fair market value of a common share on the date of grant. Director options will be exercisable at an exercise price equal to the fair market value of the common shares on the date of grant. Director options will be exercisable beginning six months after the date of grant until the tenth anniversary of the date of grant and three months (one year in the case of a director who becomes disabled or dies) after the date the director ceases to be a director, whichever occurs first. If a director ceases to be a director after having been convicted of, or pleading guilty to, a felony, the director option will be canceled on the date the director ceases to be a director.

    STOCK APPRECIATION RIGHTS. Stock appreciation rights may be awarded either in tandem with stock options or on a stand-alone basis. The compensation committee may award tandem stock appreciation rights either at the time the related option is granted or at any time prior to the exercise, termination or expiration of the related option. The tandem stock appreciation right will have the same exercise price as the related option. The compensation committee will specify at the time of grant the base price of the common shares to be issued for determining the amount of cash or number of common shares to be distributed upon the exercise of a nontandem stock appreciate right. The base price of nontandem stock appreciation rights will not be less than 100% of the fair market value of our common shares on the date of grant.

    Tandem stock appreciation rights are exercisable only to the extent that the participant may exercise the related option and only for the period determined by the compensation committee. Upon the exercise of all or a portion of tandem stock appreciation rights, the related option terminates for an equal number of our common shares. Similarly, upon exercise of all or a portion of an option, the related tandem stock appreciation right terminates for an equal number of our common shares.

    When a participant surrenders a tandem stock appreciation right and the related unexercised option, or surrenders a nontandem stock appreciation right, the participant will receive common shares with the same economic value as the stock appreciation right represented. For each common share represented by the stock appreciation right, this economic value equals the difference between the fair market value of one common share on the date the participant surrenders the stock appreciation right and the exercise or base price specified in the stock appreciation right. The compensation committee may pay cash instead of our common shares for a surrendered stock appreciation right.


    RESTRICTED STOCK AWARDS. An award of restricted stock is an award of our common shares that is subject to the forfeiture or transfer restrictions imposed by the compensation committee. The compensation committee may grant awards of restricted stock for or without consideration. Restrictions on restricted stock may lapse in installments based on factors determined by the compensation committee, which may waive or accelerate the lapsing of restrictions in whole or in part in its sole discretion. Prior to the expiration of the restricted period, except as the compensation committee may otherwise provide, a participant will have the rights of a shareholder, including the right to vote common shares and to receive dividends and other distributions, with respect to the restricted stock awarded to him. MindLeaders.com, or an escrow agent designated by MindLeaders.com, will hold the shares of restricted stock during the restricted period, which may not be sold, assigned, transferred, pledged or otherwise encumbered until lapse of these restrictions.



    PERFORMANCE SHARE AWARDS. A performance share award is an award of units giving a participant the right to receive a specified number of common shares or cash, or both, after specified performance goals are met. The compensation committee will determine these goals when it makes each performance share award. The compensation committee has discretion to set the value of each performance award, to adjust the performance goals as it deems equitable to reflect events affecting MindLeaders.com, changes in law or accounting principles or other factors, and to determine the form of payment for performance awards.


    EMPLOYEE STOCK PURCHASE PLAN. Eligible employees may, from time to time, have the opportunity to purchase common shares through payroll deductions during offering periods established by the compensation committee. They will be able to purchase common shares at a price that is not less than the lesser of 85% of the fair market values of our common shares on the first or last day of the offering period. Section 423 of the Internal Revenue Code imposes restrictions on employee stock purchase plans, including limitations on the maximum value of common shares an individual employee may purchase in any calendar year. The first offering period will begin on the effective date of this offering.

    UNRESTRICTED SHARES. The 2000 Stock Incentive Plan also permits the compensation committee to grant unrestricted shares. Unrestricted shares would entitle a participant to receive common shares without paying MindLeaders.com any consideration for the shares.



    The committee has broad discretion as to the specific terms and conditions of each award and any applicable rules, including the effect, if any, of a change in control of MindLeaders.com. A written instrument delivered to the participant will evidence the terms of each award. The common shares issued under the 2000 Incentive Stock Plan are subject to applicable tax withholding by us which, to the extent permitted by Rule 16b-3 under the Exchange Act, may be satisfied by withholding common shares. A participant may not assign or transfer any awards except by will or the laws of descent and distribution or under a qualified domestic relations order.



    Our board of directors may amend or terminate the 2000 Incentive Stock Plan at any time, except that any amendment or termination that adversely affects rights under any outstanding award would require the consent of the participant. Our shareholders must approve any amendment the compensation committee determines is necessary to comply with any tax or regulatory requirement.

                              CERTAIN TRANSACTIONS


    The following are brief descriptions of transactions between us and any of our directors, executive officers or shareholders known to us to own beneficially more than 5% of our shares, or any member of the immediate family of any of those persons, since January 1, 1997, where the amount involved exceeded $60,000:


PURCHASE OF COMMON SHARES


    In May 1996, we purchased 2,509,650 of our common shares from Frances Papalios, our co-founder and a former member of our board of directors, for an aggregate purchase price of $1,250,000. We paid $1,000,000 of the purchase price in cash and the remaining portion with a promissory note issued to Ms. Papalios in the original principal amount of $250,000. The promissory note issued to Ms. Papalios bears interest at the rate of 8% per annum and matures on April 1, 2001. As of February 29, 2000, the outstanding principal on the promissory note issued to Ms. Papalios was approximately $120,593, and we intend to use a portion of the proceeds from this offering to repay the balance of the promissory note issued to Ms. Papalios. We financed the $1,000,000 cash portion of the purchase price by a $1,000,000 loan from Ms. Clark. For a description of this loan, see "Compensation Committee Interlocks and Insider Participation" on page 39.



    In connection with our purchase of common shares from Ms. Papalios, we entered into a noncompetition agreement with Ms. Papalios, pursuant to which we paid Ms. Papalios the aggregate sum of $330,000 in six equal installments. We pledged 836,550 common shares to Ms. Papalios as security for our payment obligations under the promissory note and the noncompetition agreement.
Ms. Papalios has released all but 305,045 of the common shares from the pledge. We have also entered into a shareholders agreement with Ms. Papalios, Ms. Clark and their respective trusts. The shareholders agreement imposes certain restrictions on, and grants certain rights to, the parties to the shareholders agreement with respect to the ownership, sale or other transfer of their common shares. The shareholders agreement will terminate when we repay the promissory note issued to Ms. Papalios.



SALE OF PREFERRED SHARES



    In September 1998, we sold 5,123 shares of senior convertible preferred stock to River Cities Capital Group II Limited Partnership for a cash purchase price of $390.40 per share (an aggregate purchase price of $2,000,000). In February 1999, River Cities Capital Group II Limited Partnership transferred all of the senior convertible preferred stock to River Cities Capital Fund II Limited Partnership. In August 1999, we sold 1,490 shares of series B convertible preferred stock to River Cities Capital Fund II Limited Partnership for a cash purchase price of $1,007.09 per share (an aggregate purchase price of $1,500,564). In January 2000, we sold 1,167 shares of series C convertible preferred stock for $1,500,000 and a warrant to purchase 49,348 of our common shares at $7.60 per share to River Cities Capital Fund II Limited Partnership.


REGISTRATION RIGHTS AGREEMENTS

    In connection with the sales of our preferred shares, we have entered into a registration rights agreement that gives the preferred shareholders demand and piggyback registration rights. Any time after we complete this offering, the holders of a majority or more of the registrable securities are entitled to demand that we register their registrable securities under the Securities Act. Additionally, the holders of the registrable securities are entitled to require us to include their registrable securities in future registration statements that we may file.


    We also have entered into a registration rights agreement with Carol Clark, Frances Papalios and Gary Qualmann and their respective trusts that requires us, upon their request, to include their shares in future registration statements that we may file. For a more detailed description of these registration rights agreements, see "Description of Capital Stock--Registration Rights" on page 51.

                             PRINCIPAL SHAREHOLDERS


    The following table provides information regarding beneficial ownership of our common shares as of March 17, 2000, and as adjusted to reflect the sale of shares offered hereby, by (1) each of our directors, (2) each executive officer named in the Summary Compensation Table, (3) each person or group of affiliated persons known by us to beneficially own more than 5% of our common shares and
(4) all directors and executive officers as a group.



    Unless otherwise indicated, the address for each person named in the table is c/o MindLeaders.com, Inc., 851 West Third Avenue, Columbus, Ohio 43212, and each person has sole voting power and investment power, or shares voting and investment power with his or her spouse, for all shares listed as owned by such person. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. The number of common shares outstanding for each listed person includes any shares the individual has the right to acquire within 60 days. For purposes of calculating each person's or group's percentage ownership, stock options exercisable within 60 days are included for that person or group but not for the stock options of any other person or group. Asterisks (*) indicate beneficial ownership of less than 1% of outstanding common shares.



                                                                                       PERCENT OF
                                                                                        OWNERSHIP
                                                                                   -------------------
                                                               NUMBER OF SHARES     BEFORE     AFTER
NAME OF BENEFICIAL OWNER                                      BENEFICIALLY OWNED   OFFERING   OFFERING
------------------------                                      ------------------   --------   --------
Carol A. Clark..............................................        3,764,475(1)    51.80%          %
Gary W. Qualmann............................................          439,062(2)     5.92
H. Neal Ater................................................                0        *          *
Robert J. Massie............................................                0        *          *
Kenneth T. Stevens..........................................                0        *          *
Murray R. Wilson............................................                0        *          *
Frances Papalios(3).........................................        1,254,825(4)    17.27
A. Katrina Ramsey...........................................           65,572(5)     *          *
Gary L. Carabin.............................................          249,444(6)     3.42
Dennis E. Yost..............................................            7,267(7)     *          *
River Cities Capital Fund II Limited Partnership(8).........        1,314,820       18.09
All directors and executive officers as a group
  (12 persons)..............................................        4,597,138(9)    61.45


------------------------


(1) Includes 676,000 shares held by Ms. Clark's spouse as sole trustee of a trust created by Ms. Clark.



(2) Includes 148,213 common shares issuable upon the exercise of stock options and 185,900 shares held by Mr. Qualmann's spouse as sole trustee of a trust created by Mr. Qualmann.



(3) 4170 Waddington Road, Columbus, Ohio 43220.



(4) Includes 1,250,600 common shares held by Ms. Papalios as sole trustee of a trust created by Ms. Papalios.



(5) Includes 9,295 common shares issuable upon the exercise of a stock option that will vest upon the closing of this offering and 5,577 common shares issuable upon the exercise of another stock option.



(6) Includes 16,900 common shares issuable upon the exercise of a stock option that will vest upon the closing of this offering and 5,577 common shares issuable upon the exercise of another stock option.



(7) Includes 5,577 common shares issuable upon the exercise of a stock option.


(8) 221 East Fourth Street, Cincinnati, Ohio 45202-4147.


(9) Includes 676,000 shares held by Ms. Clark's spouse as sole trustee of a trust created by Ms. Clark, 85,900 shares held by Mr. Qualmann's spouse as sole trustee of a trust created by Mr. Qualmann, 187,421 common shares issuable upon the exercise of stock options and 26,195 common shares issuable upon the exercise of stock options that will vest upon the closing of this offering.

                          DESCRIPTION OF CAPITAL STOCK

OUR AUTHORIZED CAPITAL STOCK

    Prior to the closing of this offering, we will have the following authorized capital stock:


    - 40,000,000 common shares, no par value;


    - 5,123 shares of senior convertible preferred stock, no par value; and

    - 2,979 shares of series B convertible preferred stock, no par value.


    - 1,167 shares of series C convertible preferred stock, no par value.


    Upon the closing of this offering, we will have the following authorized capital stock:


    - 40,000,000 common shares, no par value; and



    - 5,000,000 preferred shares, no par value.



    Upon the closing of this offering, we will have 11,384,615 common shares outstanding and no preferred shares outstanding.


COMMON SHARES

Voting:

    - one vote for each share held of record on all matters submitted to a vote of shareholders;

    - no cumulative voting rights;

    - election of directors by plurality of votes cast; and

    - all other matters by majority of the votes cast.

Dividends:

    - subject to preferential dividend rights of any outstanding preferred shares, common shareholders are entitled to receive ratably declared dividends; and

    - the board of directors may only declare dividends out of legally available funds.

Additional Rights:

    - subject to the preferential liquidation rights of any outstanding preferred shares, common shareholders are entitled to receive ratably net assets, available after the payment of all debts and liabilities, upon our liquidation, dissolution or winding up;

    - no preemptive rights;

    - no subscription rights;

    - no redemption rights;

    - no sinking fund rights; and

    - no conversion rights.

The rights and preferences of common shareholders are subject to the right of any series of preferred stock we may issue in the future.

PREFERRED STOCK


    A total of 9,269 shares of preferred stock is outstanding as of the date of this prospectus, consisting of 5,123 shares of senior convertible preferred stock, no par value; 2,979 shares of series B convertible preferred stock, no par value; and 1,167 shares of series C convertible preferred stock, no par value. Each of these outstanding preferred shares will be converted automatically into 169 common shares concurrently with the closing of this offering. As a result, there will then be no preferred shares outstanding and the preferred shares converted into common shares will be retired automatically. We presently have no plans to issue any additional preferred shares.



    Effective upon the closing of this offering and the filing of the Third Amended Articles of Incorporation of MindLeaders.com, Inc., we may, by resolution of our board of directors, and without any further vote or action by our shareholders, authorize and issue, subject to certain limitations prescribed by law, up to an aggregate of 5,000,000 preferred shares. The preferred shares may be issued in one or more classes or series of shares of any class or series. With respect to any classes or series, the board of directors may determine the designation and the number of shares, voting rights preferences, limitations and special rights, including dividend rights, conversion rights, redemption rights and liquidation preferences. Because of the rights that may be granted, the issuance of preferred shares may delay, defer or prevent a change of control.


ANTI-TAKEOVER EFFECTS OF ARTICLES OF INCORPORATION, CODE OF REGULATIONS AND THE OHIO GENERAL CORPORATION LAW

    There are provisions in our articles of incorporation and code of regulations, and the Ohio Revised Code that could discourage potential takeover attempts and make attempts by shareholders to change management more difficult. These provisions could adversely affect the market price of our shares. In addition to our preferred shares described above:

    STAGGERED BOARD


    The board of directors is divided into two classes, with regular two-year staggered terms and initial terms expiring at the 2001 annual meeting of shareholders for class I directors and the 2002 annual meeting of shareholders for class II directors. This classification system increases the difficulty of replacing a majority of the directors and may tend to discourage a third-party from making a tender offer or otherwise attempting to gain control of us. It also may maintain the incumbency of our board of directors.


    NO SHAREHOLDER ACTION BY WRITTEN CONSENT

    Ohio law generally requires that an action by written consent of the shareholders in lieu of a meeting be unanimous. One exception is that the code of regulations may be amended by an action by written consent of holders of shares entitling them to exercise two-thirds of the voting power unless otherwise provided in the articles of incorporation or code of regulations. Our code of regulations provides that no action to amend the code of regulations may be taken by a written consent of shareholders without a meeting. This provision may have the effect of delaying, deferring or preventing a tender offer or takeover attempt that a shareholder might consider in its best interest.

    SUPERMAJORITY VOTING PROVISIONS


    The following provisions in our code of regulations may not be repealed or amended without the vote of the holders of not less than 66 2/3% of the total voting power of MindLeaders.com:


    - number and classification of directors;

    - removal of directors;

    - elimination of shareholder action by written consent to amend the code of regulations;

    - indemnification of directors; and

    - supermajority voting.

    ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR
     NOMINATIONS

    Shareholders who want to bring business before an annual meeting of shareholders or nominate candidates for election as directors must provide advanced notice in writing within the time periods and in the form specified in our code of regulations. Shareholders who do not fully comply with the requirements of the code of regulations will be unable to bring matters before the meeting or nominate candidates for election as directors.

    MERGER MORATORIUM STATUTE

    On completion of this offering, we will be deemed to be an issuing public corporation under Ohio law. Chapter 1704 of the Ohio Revised Code governs transactions between an issuing public corporation and

    - an "interested shareholder," which, generally, means someone who becomes a beneficial owner of 10% or more of the shares of the corporation without the prior approval of the board of directors of the corporation; and

    - persons affiliated or associated with an interested shareholder.

    For at least three years after an interested shareholder becomes such, the following transactions are prohibited if they involve both the issuing public corporation and either an interested shareholder or anyone affiliated or associated with an interested shareholder:

    - the disposition or acquisition of any interest in assets;

    - mergers, consolidations, combinations and majority share acquisitions;

    - voluntary dissolutions or liquidations; and

    - the issuance or transfer of shares or any rights to acquire shares in excess of 5% of the outstanding shares

    Subsequent to the three-year period, these transactions may take place provided that either of the following conditions are satisfied:

    - the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation, or a different proportion set forth in the articles of incorporation, including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or

    - the business combination results in shareholders, other than the interested shareholder, receiving a fair price, as determined by
      Section 1704.03(A)(4), for their shares.

    If, prior to the acquisition of shares by which a person becomes an interested shareholder, the board of directors of the corporation approves the transaction by which the person would become an interested shareholder, then Chapter 1704's prohibition does not apply. The prohibition imposed by Chapter 1704 continues indefinitely after the initial three-year period unless the subject transaction is approved by the requisite vote of the shareholders or satisfies statutory conditions relating to the fairness of consideration received by shareholders, other than the interested shareholder.

    The Merger Moratorium Statute does not apply to a corporation whose articles of incorporation or code of regulations so provide. We have not opted out of the application of the Merger Moratorium

Statute. The Merger Moratorium Statute also does not apply to any person who becomes an interested shareholder before the corporation becomes an issuing public corporation. Upon the completion of this offering, Carol A. Clark will not be subject to the Merger Moratorium Statute because she owned more than 10% of our common shares before completion of this offering.

    CONTROL SHARE ACQUISITION ACT

    Section 1701.831 of the Ohio Revised Code, known as the Control Share Acquisition Act, provides that certain notice and informational filings and special shareholder meetings and voting procedures must occur prior to consummation of a proposed "control share acquisition." The Control Share Acquisition Act does not apply to a corporation whose articles of incorporation or code of regulations so provide. We have opted out of the application of the Control Share Acquisition Act.

REGISTRATION RIGHTS


    In connection with sales of our preferred shares, we have entered into a second amended and restated registration rights agreement that gives the preferred shareholders demand and piggyback registration rights. After the completion of this offering and the automatic conversion of such preferred shares into common shares, the holders of 1,566,461 common shares ("registrable securities") will be entitled to demand registration of their registrable securities under the Securities Act. Any time after we complete this offering, the holders of a majority or more of the registrable securities are entitled to demand that we register their registrable securities under the Securities Act. In addition, the holders of registrable securities are entitled to require us to include their registrable securities in future registration statements that we may file. These registration rights are subject to various conditions and limitations, including the right of the underwriters of an offering to limit the number of registrable securities that may be included in the offering. In addition, holders of all of these shares are restricted from exercising their demand rights until 180 days after the date of this prospectus. We are generally required to bear all of the expenses of these registrations, except underwriting discounts and selling commissions. Registration of any of the registrable securities held by security holders with registration rights will result in shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration.


    We have also entered into a registration rights agreement with Carol A. Clark, Frances Papalios, Gary W. Qualmann and their respective trusts. After the completion of this offering, these shareholders are entitled to require us to include any of the common shares owned by them in future registration statements that we may file. These registration rights are subject to various conditions and limitations, including the right of the underwriters of an offering to limit the number of registrable securities that may be included in the offering. We are generally required to bear all of the expenses of these registrations, except underwriting discounts and selling commissions.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common shares is Firstar Bank, N.A.

       UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

    The following summary describes the material U.S. federal income and estate tax consequences of the ownership and disposition of our common shares by a non-U.S. holder who acquires and owns our shares as a capital asset within the meaning of section 1221 of the Internal Revenue Code. A non-U.S. holder is any person other than

    - a citizen or resident of the United States;

    - a corporation or partnership created or organized in the United States or under the laws of the United States or of any state;

    - an estate whose income is includable in gross income for United States federal income tax purposes regardless of its source; or

    - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

For purposes of the withholding tax on dividends discussed below, a non-resident fiduciary of an estate or trust will be considered a non-U.S. holder. An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for these purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal tax as if they were U.S. citizens and, thus, are not non-U.S. holders for purposes of this discussion.

    This discussion does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position, including the fact that in the case of a non-U.S. holder that is a partnership, the U.S. tax consequences of holding and disposing of common shares may be affected by certain determinations made at the partner level, and does not consider U.S. state and local or non-U.S. tax consequences. Further, it does not consider non-U.S. holders subject to special tax treatment under the federal income tax laws, including banks and insurance companies, dealers in securities and holders of securities held as part of a straddle, hedge or conversion transaction. In addition, persons that hold the common shares through hybrid entities may be subject to special rules and may not be entitled to the benefits of a U.S. income tax treaty. A hybrid entity is treated as a partnership for U.S. tax purposes and as a corporation for foreign law purposes. The following discussion is based on provisions of the Internal Revenue Code and administrative and judicial interpretations as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Any change could affect the continuing validity of this discussion. THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION. ACCORDINGLY, IF YOU ARE A NON-U.S. HOLDER, WE URGE YOU TO CONSULT A TAX ADVISOR WITH RESPECT TO THE UNITED STATES FEDERAL TAX CONSEQUENCES OF HOLDING AND DISPOSING OF OUR COMMON SHARES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, LOCAL OR OTHER NON-U.S. TAXING JURISDICTION.

    DIVIDENDS. In general, if we have tax earnings and profits at the time of any dividends, dividends paid to a non-U.S. holder will be subject to withholding of U.S. federal income tax at a 30% rate unless this rate is reduced by an applicable income tax treaty. Dividends that are effectively connected with the holder's conduct of a trade or business in the United States, or, if a tax treaty applies, attributable to a permanent establishment, or in the case of an individual, a fixed base, in the United States ("U.S. trade or business income") are generally subject to U.S. federal income tax at regular rates and not subject to withholding if the non-U.S. holder files the appropriate U.S. Internal Revenue form with the payor. Any U.S. trade or business income received by a non-U.S. corporation may also be subject to an additional "branch profits tax" at a 30% rate, or any lower rate that may be applicable under an income tax treaty.

    Under current law, dividends paid to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of that country for purposes of the withholding discussed above. The same presumption applies under the current interpretation of U.S. Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under final U.S. Treasury regulations, effective January 1, 2001, however, a non-U.S. holder of common shares who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements, including filing a Form W-8 BEN that contains the holder's name and address. A non-U.S. holder of common shares that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for a refund with the U.S. Internal Revenue Service.

    DISPOSITION OF COMMON SHARES. Except as described below, a non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of common shares, provided that

    - the gain is not U.S. trade or business income;

    - the non-U.S. holder is an individual who is not present in the United States for 183 or more days in the taxable year of the disposition and who meets certain other requirements;

    - the non-U.S. holder is not subject to tax pursuant to the provisions of U.S. tax law applicable to certain United States expatriates; and

    - We have not been and do not become a "United States real property holding corporation" for U.S. federal income tax purposes.


    We believe that MindLeaders.com has not been, is not currently, and is not likely to become, a United States real property holding corporation. However, we cannot assure you that MindLeaders.com will not be a United States real property corporation when a non-U.S. holder sells its shares of common shares.


    FEDERAL ESTATE TAXES. In general, an individual who is a non-U.S. holder for U.S. estate tax purposes will incur liability for U.S. federal estate tax if the fair market value of property included in the individual's taxable estate for U.S. federal estate tax purposes exceeds the statutory threshold amount. For these purposes, common shares owned or treated as owned, by an individual who is a non-U.S. holder at the time of death will be included in the individual's gross estate for U.S. federal tax purposes unless an applicable estate tax treaty provides otherwise.

    U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX. We are required to report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities in the country in which the non-U.S. holder resides. Under current regulations, the United States backup withholding tax, which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish the information reporting requirements, will generally not apply to dividends paid on the common shares to a non-U.S. holder at an address outside the United States. Under final Treasury regulations, effective January 1, 2001, a non-U.S. holder generally would not be subject to backup withholding at a 31% rate if the beneficial owner certifies to that owner's foreign status on a valid Form W-8 BEN.

    Non-U.S. holders will not be subject to information reporting or backup withholding with respect to the payment of proceeds from the disposition of common shares effected by a foreign office of a foreign broker. If, however the broker is a U.S. person or a U.S. related person, information reporting, but not backup withholding, would apply unless the broker received a signed statement from the owner, certifying its foreign status or otherwise establishing an exemption, or the broker had documentary evidence in its files as to the non-U.S. holder's foreign status and the broker had no actual knowledge to the contrary. For this purpose, a "U.S. related person" is

    - a controlled foreign corporation for U.S. federal income tax purposes;

    - a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for the part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business;

    - a foreign partnership that is either engaged in a U.S. trade or business or in which U.S. persons hold more than 50% of the income or capital interest; or

    - certain U.S. branches of foreign banks or insurance companies.

    Non-U.S. holders will be subject to information reporting and backup withholding at a rate of 31% with respect to the payment of proceeds from the disposition of common shares effected by, to or through the United States office of a broker, unless the non-U.S. holder certifies as to its foreign status or otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder's U.S. federal income tax, and any amounts withheld in excess of the non-U.S. holder's federal income tax liability will be refunded, provided that the required information is furnished to the Internal Revenue Service.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has not been any public market for our common shares, and no prediction can be made as to the effect, if any, that market sales of common shares or the availability of common shares for sale will have on the market price of our common shares prevailing from time to time. Nevertheless, sales of substantial amounts of common shares in the public market, or the perception that such sales could occur, could adversely affect the market price of our common shares and could impair our future ability to raise capital through the sale of our equity securities.


    Upon the closing of this offering, we will have an aggregate of 11,384,615 common shares outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding stock options, and 445,146 common shares will be issuable upon exercise of outstanding stock options. The shares sold in this offering will be freely tradable, except that any shares held by our "affiliates" (as that term is defined in Rule 144 promulgated under the Securities Act) may only be sold in compliance with the limitations described below.



    Of the common shares outstanding after this offering, 8,284,615 will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which is summarized below. After taking into account the 180-day lock-up agreements described below and the provisions of Rule 144, additional shares will be available for sale in the public market as follows:



NUMBER OF SHARES                                          DATE
----------------                      --------------------------------------------
   8,087,392                          180 days after the date of this prospectus

     197,223 At various times after 180 days after the date of this prospectus

    Approximately 4,383,522 of the shares that will become eligible for resale after the expiration of the 180-day lock-up agreements are held by affiliates and, therefore, will remain subject to the volume limitations and other restrictions of Rule 144.


    In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:


    - 1% of the then outstanding common shares (approximately 113,846 shares immediately after this offering); or


    - the average weekly trading volume in the common shares during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions.

A person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares without regard to the requirements described above. To the extent that shares were acquired from an affiliate, the transferee's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

    All of our directors, officers and shareholders, and our option holders, have agreed that they will not, without the prior written consent of the representatives of the underwriters, sell or otherwise dispose of any common shares or options to acquire common shares during the 180-day period following the date of this prospectus. See "Underwriting."


    We intend to file a Form S-8 registration statement under the Securities Act on or immediately after the date of this prospectus to register all common shares issuable under the 2000 Incentive Stock Plan and the 2000 Employee Stock Purchase Plan. This registration statement will automatically become effective upon filing. Accordingly, shares covered by this registration statement will thereupon be eligible for sale in the public markets, unless the options are subject to vesting restrictions or the contractual restrictions described above. For a more detailed description of our stock option and employee stock purchase plans, see "Management--2000 Incentive Stock Plan" on page 42.



    We have agreed not to sell or otherwise dispose of any common shares during the 180-day period following the date of the prospectus, except we may issue, and grant options to purchase, common shares and we may offer and sell common shares under our 2000 Incentive Stock Plan. In addition, we may issue common shares in connection with any acquisition of another company if the terms of the issuance provide that the common shares may not be resold prior to the expiration of the 180-day period referenced in the preceding sentence.



    Following this offering, in some circumstances and subject to conditions, holders of our outstanding common shares will have demand registration rights (subject to the 180-day lock-up arrangement described above) to require us to register their common shares under the Securities Act, and they will have rights to participate in any future registration of securities by us. For a more detailed description of these registration rights, see "Description of Capital Stock--Registration Rights" on page 51.

                                  UNDERWRITING

GENERAL


    Under the underwriting agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, each of the underwriters named below, for whom Lehman Brothers Inc., J.C. Bradford & Co. and Fidelity Capital Markets, a division of National Financial Services Corporation, are acting as representatives, has agreed to purchase from us the respective number of common shares shown opposite its name below:



                                                                NUMBER OF
UNDERWRITER                                                   COMMON SHARES
------------------------------------------------------------  -------------
Lehman Brothers Inc.........................................
J.C. Bradford & Co..........................................
Fidelity Capital Markets, a division of National Financial
  Services Corporation......................................

                                                                ---------
Total.......................................................    3,100,000
                                                                =========


    The underwriting agreement provides that the underwriters' obligations to purchase common shares are subject to certain conditions, and that if any of the foregoing common shares are purchased by the underwriters pursuant to an underwriting agreement, all of the common shares that the underwriters have agreed to purchase pursuant to the underwriting agreement must be so purchased.

COMMISSIONS AND EXPENSES

    The representatives have advised us that the underwriters propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain selected dealers, who may include the underwriters, at such public offering price less a selling concession not in excess of $ per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $ per share to certain brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.

    The following table summarizes the compensation and estimated expenses we will pay.

                                                                    TOTAL
                                                       -------------------------------
                                                          WITHOUT            WITH
                                           PER SHARE   OVER-ALLOTMENT   OVER-ALLOTMENT
                                           ---------   --------------   --------------
Underwriting discounts and commissions...   $             $                $

    We estimate that the total expenses of the offering, excluding underwriting
discounts and commissions, will be approximately $         .

OVER-ALLOTMENT OPTION


    We have granted to the underwriters an option to purchase up to an aggregate of 465,000 common shares, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. Such option may be exercised at any time, and from time to time, until 30 days after the date of the underwriting agreement. To the extent that the underwriters exercise this option, each underwriter will be committed, subject to certain conditions, to purchase a number of additional common shares proportionate to such underwriter's initial commitment, as indicated in the preceding table, and we will be obligated, under such over-allotment option, to sell such common shares to the underwriters.


LOCK-UP AGREEMENTS


    We and all of our directors, officers, existing shareholders and option holders have agreed not to offer to sell, sell or otherwise dispose of, directly or indirectly, any common shares during the 180-day period following the date of the prospectus without the prior written consent of Lehman Brothers Inc., except that we may issue, and grant options to purchase, common shares under our 2000 Incentive Stock Plan. For a description of the dilution of your investment, see "Risk Factors--You will experience immediate and substantial dilution in the book value of your investment" on page 13 and "Shares Eligible for Future Sale" on page 54.


OFFERING PRICE DETERMINATION

    Prior to the offering, there has been no public market for the common shares. The initial public offering price was negotiated between the representatives and us. In determining the initial public offering price of the common shares, the representatives considered, among other things and in addition to prevailing market conditions, our historical performance and capital structure, estimates of our business potential and earning prospects, an overall assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.


    Application has been made to have the common shares approved for quotation on the Nasdaq National Market under the symbol "MDLR."


INDEMNIFICATION

    We have agreed to indemnify the underwriters against liabilities related to the offering, including liabilities under the Securities Act, and to contribute, under defined circumstances, to payments that the underwriters may be required to make in respect thereof.

STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    Until the distribution of the common shares is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase common shares. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of common shares. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common shares.

    If the underwriters create a short position in the common shares in connection with the offering (i.e., they sell more shares than are set forth on the cover page of this prospectus), the representatives may reduce that short position by purchasing common shares in the open market. The representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described herein.

    The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of common shares offered by them. The representatives also may impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase common shares in the open market to reduce the underwriters' short position or to stabilize the price of the common shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. The imposition of a penalty bid could have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

    Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these stabilizing transactions or that these transactions, once commenced, will not be discontinued without notice.

FIDELITY INVESTMENTS' ONLINE DISTRIBUTION PROCEDURES


    Fidelity Capital Markets, a division of National Financial Services Corporation, is acting as an underwriter in this offering, and will be facilitating electronic dissemination of information through the Internet, intranet and other proprietary electronic technology.


DIRECTED SHARE PROGRAM

    At our request, the underwriters have reserved up to     % of the common
shares offered hereby for sale to certain of our employees, directors and friends at the initial public offering price set forth on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus and must agree to be subject to the 180-day lock-up described above. The number of shares available for sale to the general public will be reduced to the extent these persons purchase such reserved shares.

OFFERS AND SALES OUTSIDE THE UNITED STATES

    Any offers in Canada will be made only pursuant to an exemption from the requirements to file a prospectus in the relevant province of Canada in which a sale is made.

    Purchasers of the common shares offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus.

                                 LEGAL MATTERS


    The validity of the common shares offered hereby will be passed upon for MindLeaders.com by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio. Certain legal matters in connection with this offering will be passed upon for the underwriters by Weil, Gotshal & Manges LLP, New York, New York.


                                    EXPERTS


    The financial statements included in this prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement and are so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common shares offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information about us and the common shares offered hereby, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified by such reference.

    The registration statement (and all amendments, exhibits and schedules thereto) may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C. and copies of all or any part thereof may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Securities and Exchange Commission maintains a Website (http//www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

    We intend to distribute to our shareholders annual reports containing audited consolidated financial statements.

                             MINDLEADERS.COM, INC.


                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report................................    F-2

Balance Sheets..............................................    F-3

Statements of Operations....................................    F-4

Statements of Changes in Shareholders' Deficiency...........    F-5

Statements of Cash Flows....................................    F-6

Notes to Financial Statements...............................    F-7

                          INDEPENDENT AUDITORS' REPORT


To the Shareholders of
  MindLeaders.com, Inc.:



    We have audited the accompanying balance sheets of MindLeaders.com, Inc., (formerly DPEC, Inc.), as of December 31, 1998 and 1999, and the related statements of operations, changes in shareholders' deficiency and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.


Columbus, Ohio


March 16, 2000
(except as to Note 9, which is March   , 2000)



    The accompanying financial statements included herein reflect the approval of the "MindLeaders.com" amended Articles of Incorporation and stock split of MindLeaders.com, Inc's common stock as described in Note 9 to the financial statements. The above opinion is in the form that will be signed by Deloitte & Touche LLP upon the effectiveness of such events, assuming no other events shall have occurred that would affect the accompanying financial statements or Notes thereto.



Deloitte & Touche LLP
Columbus, Ohio
March 16, 2000

                             MINDLEADERS.COM, INC.


                                 BALANCE SHEETS

                        (IN THOUSANDS EXCEPT SHARE DATA)


                                                                                      PRO FORMA
                                                                                    SHAREHOLDERS'
                                                                                     DEFICIENCY
                                                                 DECEMBER 31,       DECEMBER 31,
                                                              -------------------       1999
                                                                1998       1999       (NOTE 10)
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 1,835    $    538
  Accounts receivable, net..................................    1,966       4,050
  Deferred commissions and royalties........................    1,030       1,261
  Deferred offering expenses................................       --         468
  Other prepaid expenses....................................       24          76
                                                              -------    --------
      Total current assets..................................    4,855       6,393

PROPERTY AND EQUIPMENT:
  Computer hardware and software............................      691       1,868
  Office furniture and equipment............................      168         441
  Leasehold improvements....................................       72         397
                                                              -------    --------
      Total.................................................      931       2,706
  Less accumulated depreciation and amortization............     (534)       (936)
                                                              -------    --------
      Property and equipment--net...........................      397       1,770

OTHER ASSETS--net...........................................       21         813
                                                              -------    --------
TOTAL.......................................................  $ 5,273    $  8,976
                                                              =======    ========

                            LIABILITIES AND SHAREHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
  Accounts payable..........................................  $   417    $  1,220
  Accrued compensation......................................      480         814
  Other accrued expenses....................................      193         586
  Current portion of bank note..............................       --         100
  Current portion of notes payable, related parties.........      227         238
  Deferred revenue..........................................    4,340       7,223
                                                              -------    --------
      Total current liabilities.............................    5,657      10,181

NOTES PAYABLE:
  Bank note--less current portion...........................       --         358
  Related parties--less current portion.....................      868         573
                                                              -------    --------
    Total notes payable.....................................      868         931

DEFERRED REVENUE............................................    1,616       2,392

CONVERTIBLE REDEEMABLE PREFERRED STOCK......................    1,893       4,853      $    --

COMMITMENTS AND CONTINGENCIES (Notes 3 and 9)

SHAREHOLDERS' DEFICIENCY:
  Preferred Stock, no par value, pro forma 5,000,000
    authorized, none issued
  Common stock, no par value, 10,140,000, 10,460,762 and pro forma 40,000,000 shares authorized, 7,528,950 and pro
    forma 9,095,411 shares issued...........................       55          55        4,908
  Additional paid-in capital................................       --       5,705        5,705
  Treasury stock, at cost...................................     (935)       (935)        (935)
  Deferred compensation.....................................       --      (2,207)      (2,207)
  Accumulated deficit.......................................   (3,881)    (11,999)     (11,999)
                                                              -------    --------      -------
      Total shareholders' deficiency........................   (4,761)     (9,381)     $(4,528)
                                                              -------    --------      =======
TOTAL.......................................................  $ 5,273    $  8,976
                                                              =======    ========


                       See notes to financial statements.

                             MINDLEADERS.COM, INC.


                            STATEMENTS OF OPERATIONS

                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)


                                                                  FOR THE YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                1997           1998           1999
                                                              ---------      ---------      ---------
REVENUES:
  Courseware fees...........................................  $   5,615      $   7,074      $  11,307
  Third-party courseware fees...............................      1,783            651             83
  Other revenue, net........................................        706            447             26
                                                              ---------      ---------      ---------
      Total revenue.........................................      8,104          8,172         11,416
                                                              ---------      ---------      ---------
COST OF REVENUES--Courseware product cost and royalties:
  Courseware fees...........................................        311            465            762
  Third-party courseware fees...............................        758            305             40
                                                              ---------      ---------      ---------
    Total cost of revenues..................................      1,069            770            802
                                                              ---------      ---------      ---------
GROSS PROFIT................................................      7,035          7,402         10,614

OPERATING EXPENSES:
  Sales and marketing.......................................      3,469          4,300          7,578
  Product development.......................................      2,036          2,380          4,576
  General and administrative................................      1,615          2,314          3,306
                                                              ---------      ---------      ---------
      Total operating expenses..............................      7,120          8,994         15,460
                                                              ---------      ---------      ---------
LOSS FROM OPERATIONS........................................        (85)        (1,592)        (4,846)

INTEREST EXPENSE, Net:
  Interest expense, related parties.........................        130            106             84
  Interest expense, other...................................         54             33             21
  Interest income...........................................         (3)           (33)           (78)
                                                              ---------      ---------      ---------
      Total interest expense, net...........................        181            106             27
                                                              ---------      ---------      ---------
NET LOSS....................................................       (266)        (1,698)        (4,873)

CONVERTIBLE REDEEMABLE PREFERRED STOCK DIVIDENDS............         --             --            (20)

INTRINSIC VALUE OF BENEFICIAL CONVERSION FEATURE OF
  PREFERRED STOCK...........................................         --             --         (2,960)
                                                              ---------      ---------      ---------
NET LOSS AVAILABLE TO COMMON SHAREHOLDERS...................  $    (266)     $  (1,698)     $  (7,853)
                                                              =========      =========      =========
NET LOSS AVAILABLE TO COMMON SHAREHOLDERS PER SHARE:........
  Basic and diluted.........................................  $    (.05)     $    (.30)     $   (1.38)
                                                              =========      =========      =========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
  Basic and diluted.........................................  5,363,553      5,630,235      5,701,553
                                                              =========      =========      =========
UNAUDITED PRO FORMA LOSS DATA (NOTE 10):

LOSS BEFORE INCOME TAXES....................................  $    (266)     $  (1,698)

CREDIT FOR INCOME TAXES.....................................       (116)          (153)
                                                              ---------      ---------
NET LOSS....................................................  $    (150)     $  (1,545)
                                                              =========      =========
NET LOSS PER SHARE OF COMMON STOCK..........................
  Basic and diluted.........................................  $    (.03)     $    (.27)
                                                              =========      =========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING..................
  Basic and diluted.........................................  5,363,553      5,630,235      5,701,553
                                                              =========      =========      =========


                       See notes to financial statements.

                             MINDLEADERS.COM, INC.


               STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIENCY

                                 (IN THOUSANDS)


                              COMMON STOCK
                           -------------------   ADDITIONAL     TREASURY STOCK                                       TOTAL
                            SHARES                PAID-IN     -------------------     DEFERRED     ACCUMULATED   SHAREHOLDERS'
                            ISSUED     AMOUNT     CAPITAL      SHARES     AMOUNT    COMPENSATION     DEFICIT      DEFICIENCY
                           --------   --------   ----------   --------   --------   ------------   -----------   -------------
BALANCE--January 1,
  1997...................   7,529      $  28       $   --      2,197     $(1,108)     $    --       $ (1,296)       $(2,376)
Net loss.................      --         --           --         --          --           --           (266)          (266)
                            -----      -----       ------      -----     -------      -------       --------        -------
BALANCE--December 31,
  1997...................   7,529         28           --      2,197      (1,108)          --         (1,562)        (2,642)
Net loss.................      --         --           --         --          --           --         (1,698)        (1,698)
Distributions to common
  shareholders...........      --         --           --         --          --           --           (621)          (621)
Sale of treasury stock...      --         27           --       (338)        173           --             --            200
                            -----      -----       ------      -----     -------      -------       --------        -------
BALANCE--December 31,
  1998...................   7,529         55           --      1,859        (935)          --         (3,881)        (4,761)
Net loss.................      --         --           --         --          --           --         (4,873)        (4,873)
Preferred stock
  dividends..............      --         --           --         --          --           --            (20)           (20)
Intrinsic value of
  conversion feature of
  preferred stock........      --         --        2,960         --          --           --         (2,960)            --
Deferred compensation
  from grants of stock
  options to purchase
  common stock...........      --         --        2,745         --          --       (2,745)            --             --
Amortization of deferred
  compensation...........      --         --           --         --          --          538             --            538
Distributions to common
  shareholders...........      --         --           --         --          --           --           (265)          (265)
                            -----      -----       ------      -----     -------      -------       --------        -------
BALANCE--December 31,
  1999...................   7,529      $  55       $5,705      1,859     $  (935)     $(2,207)      $(11,999)       $(9,381)
                            =====      =====       ======      =====     =======      =======       ========        =======


                       See notes to financial statements.

                             MINDLEADERS.COM, INC.


                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $  (266)   $(1,698)   $(4,873)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
    Depreciation and amortization...........................      235        282        402
    Non-cash compensation expense from issuance of stock
     options................................................       --         --        538
    Decrease (increase) in certain assets:
      Accounts receivable...................................     (645)       230     (2,084)
      Prepaid expenses and other assets.....................     (149)      (791)    (1,543)
    Increase (decrease) in certain liabilities:
      Accounts payable......................................      (14)       167        444
      Accrued expenses......................................      218        169        707
      Deferred revenues.....................................      645      3,674      3,659
                                                              -------    -------    -------
        Net cash provided by (used in) operating
        activities..........................................       24      2,033     (2,750)
                                                              -------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................     (198)      (302)    (1,416)
                                                              -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under long term debt...........................       --        250        500
  Principal payments on long term debt......................     (154)      (534)      (326)
  Borrowings under line of credit...........................    5,127      3,571        515
  Repayments under line of credit...........................   (4,887)    (4,536)      (515)
  Bank overdraft............................................       80       (119)        --
  Distributions to common shareholders......................       --       (621)      (265)
  Proceeds from issuance of redeemable preferred stock......       --      1,893      2,960
  Sale of treasury stock....................................       --        200         --
                                                              -------    -------    -------
        Net cash provided by financing activities...........      166        104      2,869
                                                              -------    -------    -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........       (8)     1,835     (1,297)
CASH AND CASH EQUIVALENTS--Beginning of year................        8         --      1,835
                                                              -------    -------    -------
CASH AND CASH EQUIVALENTS--End of year......................  $    --    $ 1,835    $   538
                                                              =======    =======    =======
SUPPLEMENTAL DISCLOSURE OF CASH PAID DURING THE YEAR:
  Interest..................................................  $   190    $   150    $   106
                                                              =======    =======    =======
NONCASH TRANSACTIONS:
  Property and equipment included in accounts payable.......                        $   359
                                                                                    =======
  Dividends accrued on preferred stock......................                        $    20
                                                                                    =======


                       See notes to financial statements.

                             MINDLEADERS.COM, INC.


                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


    DESCRIPTION OF BUSINESS--MindLeaders.com, Inc. (the Company), formerly DPEC, Inc., founded in 1981, is a leading provider of Web-based training courses and services designed to meet the needs of businesses, government agencies, non-profit organizations and home office users worldwide.



    CASH EQUIVALENTS--The Company considers all checking accounts, cash funds and highly liquid debt instruments with a maturity of less than three months at the date of purchase to be cash equivalents. All cash is principally on deposit with one bank.



    ACCOUNTS RECEIVABLE--Accounts receivable at December 31, 1999 is net of a $100,000 allowance for doubtful accounts recorded in 1999. There was no provision for bad debts required in 1998 or 1997.



    LONG-LIVED ASSETS--The Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. No such impairment losses have been identified by the Company.


    PROPERTY AND EQUIPMENT--Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the following estimated useful lives: Office furniture and equipment, 5 years; automobiles and computer hardware and software, 3 years; and leasehold improvements, the related lease term.


    OTHER ASSETS--Other assets includes a non-compete agreement with a former officer of the Company, deposits and, at December 31, 1999, $318,000 income tax receivable. The non-compete agreement is amortized over 30 months, the term of the agreement.



    The Company recorded amortization expense of approximately $117,000 and $108,000 in the years ended December 31, 1997 and 1998, respectively, related to the non-compete agreement, which is included in general and administrative expense. The non-compete agreement was fully amortized in 1998.



    REVENUE RECOGNITION--Beginning in 1998, the Company adopted Statement of Position ("SOP") 97-2 "Software Revenue Recognition" as amended by SOP 98-4. The effect of this adoption did not have a material impact on the Company's results of operations.



    The Company distributes its courseware through annual or multi-year licenses and, occasionally, perpetual licenses (intranet and PC platforms only). The Company typically enters into license agreements for its courseware for a specified number of users. The number of users is determined at the time of the license start date and is not refunded if the client does not utilize its total number of users. The Company offers its courses on a variety of platforms including the Internet, intranet and PC platforms.



    INTERNET PLATFORM: The Company recognizes license fees ratably over the license term if the client has the option to access the courses through the Company's Internet site. Additionally, the costs of commissions and royalties related to these licenses are deferred and amortized over the term of the agreement. For undelivered specified courseware, a portion of the total license fee is deferred and recognized ratably over the remainder of the license term when the courseware is made available on the Company's Internet site.

                             MINDLEADERS.COM, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    INTRANET AND PC PLATFORMS: Courseware revenues under these platforms are recognized on delivery of the courseware, provided the fees are fixed and determinable, collections of accounts receivable are probable and the client does not have the option to access the courseware through the Internet. For undelivered specified courseware, a portion of the total license fee is deferred and recognized upon physical or electronic delivery of the courseware to the client.



    In 1997, certain licenses allowed clients to obtain access to other courses in the Company's library of courseware at specified times during the licensing period. Because the clients were permitted to access an unspecified number of courses during the license period, these agreements were accounted for as subscriptions, with the revenue recognized ratably over the license term.



    Additionally, the Company distributes its courses indirectly through agreements with Internet service providers and other marketing partners. The Internet service providers and other marketing partners can provide the Company's courses to their customers by either hosting the courses on their Internet sites or by linking their customers to the Company's Internet site. If the provider/partner hosts the Company's courses, it bills the customers and remits a royalty to the Company, which the Company records as net revenue. If the provider/partner is linking to the Company's Internet site, the Company bills the customers, records revenue from the subscription and defers and expenses the royalty paid to the partner/provider. In both cases, because the customer has access to unspecified additional courses, the revenue is accounted for as a subscription and recognized ratably over the term of the subscription.



    OTHER REVENUE--Prior to February 1999, the Company offered certain third-party produced courseware to its clients where it acted merely as an agent. The Company recognized a net royalty related to these licenses. As of February 1999 the Company discontinued the licensing of these products to new clients.



    COST OF REVENUES--Cost of revenues includes materials (such as diskettes, compact discs, packaging and documentation), royalties paid to third parties and fulfillment costs.



    PRODUCT DEVELOPMENT--Product development expenditures are charged to operations as incurred. Statement of Financial Accounting Standards ("SFAS")
No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Development costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant.



    ADVERTISING COSTS--The Company expenses advertising costs as they are incurred. Advertising expense was $336,000, $272,000 and $1,670,000 in 1997, 1998 and 1999, respectively.



    NET LOSS PER SHARE OF COMMON STOCK--For purposes of computing net loss per share of common stock (see note 9), weighted average basic and diluted shares are as follows:



                                                               1997        1998        1999
                                                             ---------   ---------   ---------
Weighted average basic and diluted shares outstanding......  5,363,553   5,630,235   5,701,553
                                                             =========   =========   =========

                             MINDLEADERS.COM, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The following table sets forth potential shares of common stock that are not included in the diluted net loss per share of common stock calculation because to do so would be anti-dilutive for the periods indicated:


                                                           1997       1998        1999
                                                         --------   ---------   ---------
Convertible preferred stock............................       --      865,787   1,369,238
Stock options..........................................  142,636      142,636     386,841
                                                         -------    ---------   ---------
Total..................................................  142,636    1,008,423   1,756,079
                                                         =======    =========   =========


    MANAGEMENT ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.


    IMPACT OF NEW ACCOUNTING STANDARDS--In December 1998, the AICPA issued SOP 98-9 "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" which addresses software revenue recognition as it applies to certain multiple-element arrangements. SOP 98-9 also amends SOP 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2" to extend the deferral of the application of certain passages of SOP 97-2 through fiscal years beginning on or before March 15, 1999. All other provisions are effective for transactions entered into in fiscal years beginning after March 15, 1999. Management does not believe that this pronouncement will have a material effect on its financial statements.



    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities." SFAS No. 133, as amended by SFAS No. 137, is required to be adopted for the Company's 2001 annual financial statements. As the Company does not currently engage or plan to engage in derivatives or hedging transactions there will be no impact to the Company's results of operations, financial position or cash flows when such statement is adopted.



    ACCOUNTING FOR INCOME TAXES--The Company accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes," which uses the liability method to calculate deferred income taxes.



    FAIR VALUE OF FINANCIAL INSTRUMENTS--The carrying amount of cash, accounts receivable, accounts payable and accrued liabilities at December 31, 1998 and 1999 approximate the fair value of the financial assets and liabilities due to the short maturity of the instruments. The carrying amount of notes payable at December 31, 1998 and 1999 approximate the fair value of the financial liabilities, due to the instruments having either variable or fixed rates of interest comparable to the rates currently available to the Company for debt with similar remaining maturities.



    CONCENTRATION OF CREDIT RISK--Financial instruments that potentially subject the Company to concentration of credit risk consists principally of cash investments and trade receivables. The Company invests its excess cash in deposits with major banks. The Company performs periodic evaluations of the relative credit standing of all the financial institutions dealt with by the Company, and considers the related credit risk to be minimal. The principal market for the Company's products comprises major U.S. national and multi-national organizations. The Company performs ongoing credit evaluations of its

                             MINDLEADERS.COM, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

customers. To date credit losses have been minimal. The Company generally requires no collateral from its customers.



    DEPENDENCE ON CONTENT PROVIDERS--The Company currently relies on one book publisher for substantially all of its course content. Although the Company believes that there are alternative publishers or that it could develop its own course content, the Company has established a favorable relationship with the publisher. The loss of the Company's relationship with its current publisher particularly if coupled with a failure to develop new sources of content, could increase course development costs and delay introduction of new courses.


2. NOTES PAYABLE AND BANK LOANS


    Notes payable as of December 31, 1998 and 1999 consist of the following:



                                                                1998       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
Note payable to officer/shareholder, with interest at prime
  plus 1% (total of 8.75% and 9.5% at December 31, 1998 and
  1999, respectively) and monthly principal payments of
  $11,905 commencing November 1997 through November 2004
  plus interest through November 2004, unsecured............   $  833     $  690
Note payable to former officer/shareholder, quarterly
  principal and 8% interest payments of $25,615 commencing
  October 1998 through April 2001, secured by 1,805 shares
  of treasury stock.........................................      209        121
Note payable to former officer/shareholder, with interest at
  8%, repaid in 1999........................................       53         --
Bank note, with interest at 8.04% and monthly principal
  payments of $8,333 (plus interest) commencing August 1999
  through July 2004, collateralized by all assets...........       --        458
                                                               ------     ------
    Total...................................................    1,095      1,269
Less current portion........................................      227        338
                                                               ------     ------
Notes payable--long-term....................................   $  868     $  931
                                                               ======     ======



    Scheduled maturities of notes payable as of December 31, 1999 are as follows (in thousands):



2000................................................  $  338
2001................................................     293
2002................................................     243
2003................................................     243
2004................................................     152
                                                      ------
Total...............................................  $1,269
                                                      ======



    Under the terms of the Company's amended bank credit agreement, the Company obtained a $1,250,000 line of credit that decreased to $1,000,000 at September 30, 1998 and bore interest at prime plus 1/2%. The agreement expired in 1999.



    On July 28, 1999, the Company entered into a $3,000,000 credit agreement with a bank. No amounts were outstanding at December 31, 1999. The credit agreement, which expires on October 31,

                             MINDLEADERS.COM, INC.

2. NOTES PAYABLE AND BANK LOANS (CONTINUED)

2001, bears interest at the lenders' prime rate less 1/2%, allows borrowings up to 85% of the Company's accounts receivable (not to exceed $3,000,000) and is secured by all assets of the Company. The line of credit and the term note contain restrictive covenants which, among others, require the Company to maintain a cash flow of not less than a negative $1,000,000 for the twelve months ended July 31, 2001 and positive thereafter to maturity.


3. OPERATING LEASES


    The Company leases office space and certain equipment under non-cancelable operating leases. The future minimum lease payments applicable to these operating leases as of December 31, 1999 are as follows (in thousands):



2000.................................................    $307
2001.................................................     304
2002.................................................     132
2003.................................................       5
2004.................................................       5
                                                         ----
Total future minimum lease payments..................    $753
                                                         ====



    Total expense incurred by the Company under operating leases for 1997, 1998 and 1999 totaled $170,000, $257,000 and $295,000, respectively.


4. CONVERTIBLE REDEEMABLE PREFERRED STOCK


    On September 15, 1998, the Company issued 5,123 shares of senior convertible redeemable preferred stock (5,123 shares authorized) for net proceeds of $1,893,000.


    The terms of the convertible redeemable preferred shares include, among other things, the following, which are described in more detail in the agreement:

    - Dividends are payable quarterly in arrears beginning in August 1999 (no dividends will be paid or accrued prior to September 1999) at 4%, increasing 2% each year to 10% in 2003 and thereafter. Dividends are cumulative and dividends not paid currently will accrue and compound quarterly at a rate of 10% per year.

    - The shares are entitled to a per share liquidation preference of $390.40 plus all accrued and unpaid dividends, if any. The amount is payable prior to and in preference to any distribution to common shareholders.


    - Each share is convertible into 169 common shares at any time at the option of the holder or upon the closing of an initial public offering of common shares, as defined.


    - Each share issued and outstanding has the right to vote, as defined in the document, the number of shares equal to the number of common shares into which the shares would be convertible.

    - Under certain conditions the amended articles of incorporation grant to the holders of the preferred shares the right to elect a majority of the board and to possess a majority of the votes upon matters brought before the shareholders for their consent.

                             MINDLEADERS.COM, INC.

4. CONVERTIBLE REDEEMABLE PREFERRED STOCK (CONTINUED)
    At any time during the period beginning September 1, 2003 and ending
August 31, 2004, as long as there has not occurred a closing of an initial public offering of common shares, as defined, the holders of a majority of the shares of preferred shares may demand the Company redeem all, but not less than all, of the preferred shares and all, or a portion, of the common shares that the holders have acquired by conversion of preferred shares, at a price equal to the greater of (i) the original purchase price per share of preferred shares (as adjusted) or (ii) the fair market value per share at the time of redemption (taking into consideration the liquidation preference but not considering any discount for lack of marketability or for minority interest) as determined by a qualified, independent appraiser.


    On August 27, 1999, the Company issued 2,979 shares of series B convertible redeemable preferred stock (2,979 shares authorized) for net proceeds of $2,960,000. The shares are entitled to a per share liquidation preference of $1,007.09, and contain similar provisions to the senior shares. Also on August 27, 1999, the Company authorized an additional 320,762 shares of common stock resulting in a total of 10,460,762 shares authorized and reduced the number of authorized senior convertible redeemable preferred shares by 1,898 shares. The Company recorded a beneficial conversion feature on the series B preferred shares of $2,960,000 in 1999.



    On January 7, 2000, the Company issued 1,167 shares of series C convertible redeemable preferred stock (1,167 shares authorized) for proceeds of $1,500,000 and a warrant to purchase 49,348 shares of the Company's authorized but unissued common stock at $7.60. The shares contain similar provisions to the senior shares. On January 6, 2000 the Company reduced the authorized number of shares of common stock resulting in a total of 10,263,539 shares authorized. The Company will record a beneficial conversion feature for the series C preferred shares and warrants of approximately $1,330,000 in 2000.


5. STOCK OPTIONS


    The Company has an Amended and Restated Incentive Stock Option Plan (the 1994 Plan) for its key employees. The 1994 Plan provides for granting options to purchase up to 507,000 shares of the Company's common shares for an amount not less than the fair market value of the shares at the date of grant. Options granted expire ten years from the date of grant and vest over three years. Under the terms of the convertible redeemable preferred stock agreement (see note 4), no additional options may be granted under this plan. No options were granted in 1997, 1998 or 1999.



    The Company has outstanding a total of 142,636 options and 58,305 option commitments to purchase the Company's common stock under the 1994 Plan as of December 31, 1999. The exercise of the options under the option commitments is contingent on a change in control of the Company or the Company becoming a public entity before January 2005, the expiration date of the commitments. The exercise price for the options and option commitments was the estimated fair market value of the common stock at the grant dates, and ranges from $0.11 to $0.59 per share.

                             MINDLEADERS.COM, INC.

5. STOCK OPTIONS (CONTINUED)


    In September 1998, the Company adopted a new employee Stock Option Plan (the 1998 Plan). The 1998 Plan provides for granting qualified and non-qualified options to purchase up to 338,000 shares of the Company's common stock for amounts determined by the Board of Directors at the date of grant. Options granted generally expire ten years from the date of grant and will vest over periods specified at the date of grant. On May 20, 1999 and September 15, 1999 the Company issued 217,165 and 27,040 options, respectively, under the 1998 Plan at option prices of $1.63 per share and $4.02 per share, respectively. The 217,165 and 27,040 options vest one third each year beginning May 2000 and September, 2000, respectively. These options were considered compensatory and the Company recorded deferred compensation and compensation expense of $2,745,000 and $538,000, respectively, in 1999. Recognition of this expense is over three years, the vesting periods of the options.



    On August 27, 1999 the Company changed the number of shares available for all plans to an aggregate of 818,636 common shares.



    The following summarizes the stock option and option commitment activity for 1997, 1998 and 1999.



                                                                   WEIGHTED AVERAGE
                                                NUMBER OF SHARES    EXERCISE PRICE
                                                ----------------   ----------------
Outstanding January 1, 1997...................      276,991             $0.36
Cancelled.....................................      (76,050)             0.13
                                                    -------             -----
Outstanding December 31, 1997 and 1998........      200,941              0.45
Granted.......................................      244,205              1.89
                                                    -------             -----
Outstanding December 31, 1999.................      445,146             $1.24
                                                    =======             =====



                                                      1997       1998       1999
                                                    --------   --------   --------
Exercisable at end of period......................   47,489     95,147    142,636
                                                     ======    =======    =======
Weighted average exercise price of options
  exercisable at end of period....................   $ 0.59    $  0.59    $  0.59
                                                     ======    =======    =======



    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing method with the following weighted-average assumptions used for 1999: volatility and dividend yield of 0%, risk-free interest rate of 6.85%, and an expected life of five years. The weighted average fair value of options granted in 1999 was $.54 per share.



    Exercise prices for options totaling 58,305, 142,636, 217,165 and 27,040 shares at December 31, 1999 are $0.11, $0.59, $1.63 and $4.02, respectively, with weighted average contractual lives of six, seven, ten and ten years, respectively.


    The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS 123 "Accounting for Stock Based Compensation" the effect on net loss would not have been significant.

                             MINDLEADERS.COM, INC.

6. 401(k) PLAN


    The Company has a 401(k) plan for employees. Discretionary employer contributions totaling $53,000, $111,000 and $128,000 have been expensed for 1997, 1998 and 1999, respectively, representing an employer match of 50% on amounts contributed by an employee, up to 5% of the employee's annual compensation.


7. INCOME TAXES

    Effective August 1, 1996, the Company elected "S-Corporation" status for income tax reporting purposes. As an "S-Corporation", all federal and state taxable income and expenses flow directly to the shareholders and are not taxed at the corporate level. At the effective date of the "S-Corporation" election, all remaining deferred tax assets and liabilities were eliminated from the balance sheet.


    Because of the issuance of convertible preferred stock described in Note 4, the Company no longer qualified for "S-Corporation" status effective
September 15, 1998. As a result, effective September 15, 1998, this change resulted in the recognition of a net deferred tax asset and offsetting valuation reserve.



    The income tax benefit differs from the amount computed by applying the statutory federal income tax rate of 34% of pretax earnings as follows (in thousands):



                                                               1998       1999
                                                             --------   --------
Income tax benefit expense at statutory rate...............   $ (577)   $(1,657)
Change in tax status.......................................   (1,894)        --
Change in valuation reserve................................    2,494      2,019
Net state income tax benefit...............................      (20)      (358)
Other--net.................................................       (3)        (4)
                                                              ------    -------
Total income tax benefit...................................   $   --    $    --
                                                              ======    =======


    Deferred tax assets and liabilities are comprised of the following (in thousands):


                                                               DECEMBER 31,
                                                            -------------------
                                                              1998       1999
                                                            --------   --------
Deferred tax assets:
  Deferred revenues.......................................  $ 2,543    $ 4,105
  Net operating loss carry forwards.......................      128        797
  Stock options...........................................       --        230
  Non-compete agreement...................................       93         84
  Accrued vacation........................................       24         63
  Other...................................................       37         36
  Valuation allowance.....................................   (2,494)    (4,513)
                                                            -------    -------
    Total assets..........................................      331        802
                                                            -------    -------
Deferred tax liabilities:
  Prepaid commissions and royalties.......................      318        740
  Other...................................................       13         62
                                                            -------    -------
    Total liabilities.....................................      331        802
                                                            -------    -------
Net deferred tax asset....................................  $    --    $    --
                                                            =======    =======

                             MINDLEADERS.COM, INC.

7. INCOME TAXES (CONTINUED)

    As of December 31, 1999, the Company had tax net operating loss carry forwards of approximately $1,885,000 for federal and state income tax purposes. These carry forwards begin to expire at various times through 2019. A valuation allowance has been provided to offset the net deferred tax assets due to the uncertainty surrounding the realizability of such assets.



8. SEGMENT, GEOGRAPHIC AND CUSTOMER INFORMATION



    On January 1, 1998 the Company adopted SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information." The new rules establish revised standards for public companies relating to the reporting of financial information about operating segments. In accordance with SFAS 131, the Company operates in one industry segment, the development and marketing of interactive education and training software.



9. SUBSEQUENT EVENTS



    On March   , 2000, the Company received approval of the amendment of the
Articles of Incorporation to change DPEC's name to MindLeaders.com, Inc., by the
Ohio Secretary of State. On March   , 2000 the Company's Board of Directors
approved a common stock split of 169:1 and amended the articles of incorporation to increase the number of common shares to 40,000,000 and to authorize 5,000,000 preferred shares, no par value.



10. PRO FORMA INFORMATION (UNAUDITED)



    From August 1, 1996 through September 15, 1998, the Company was treated as an "S Corporation" (see note 7). Accordingly, the Company had not recorded federal and state income tax expense for that period. The pro forma income data for the years ended December 31, 1997 and 1998 reflects a provision for income taxes at a combined rate of 40% for all periods presented and includes the effect of SFAS No. 109 "Accounting for Income Taxes." The proforma income tax provision (benefit) has been offset by a valuation allowance of $535,000 for the year ended December 31, 1998.



    Effective upon the closing of this offering, the outstanding shares of senior convertible redeemable preferred shares and Series B convertible redeemable preferred shares will automatically convert into 1,369,238 common shares. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma shareholders' deficiency at December 31, 1999 and result in 7,070,791 pro forma shares outstanding at December 31, 1999.

                             MINDLEADERS.COM, INC.

11. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)



                                                                                 NET LOSS     BASIC AND
                                                                               AVAILABLE TO    DILUTED
                                               TOTAL      GROSS                   COMMON      LOSS PER
                                              REVENUES    PROFIT    NET LOSS   SHAREHOLDERS     SHARE
                                              --------   --------   --------   ------------   ---------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
1999
First Quarter...............................  $ 2,474    $ 2,281    $  (663)      $  (663)     $(0.12)
Second Quarter(1)...........................    2,544      2,345       (800)         (800)      (0.14)
Third Quarter(1)............................    3,158      2,959     (1,036)       (3,996)      (0.70)
Fourth Quarter(1)...........................    3,240      3,029     (2,374)       (2,394)      (0.42)
                                              -------    -------    -------       -------      ------
  YEAR......................................  $11,416    $10,614    $(4,873)      $(7,853)     $(1.38)
                                              =======    =======    =======       =======      ======
1998
First Quarter...............................  $ 1,709    $ 1,486    $  (481)      $  (481)     $(0.09)
Second Quarter..............................    2,046      1,859       (198)         (198)      (0.03)
Third Quarter...............................    1,896      1,735       (813)         (813)      (0.14)
Fourth Quarter..............................    2,521      2,322       (206)         (206)      (0.04)
                                              -------    -------    -------       -------      ------
  YEAR......................................  $ 8,172    $ 7,402    $(1,698)      $(1,698)     $(0.30)
                                              =======    =======    =======       =======      ======


------------------------


(1) Net loss and net loss available to common shareholders were increased by charges related to the amortization of deferred compensation on grants of stock options to purchase common stock as follows: second quarter--$94 ($.02 per basic and diluted share); third quarter $214--($.04 per basic and diluted share); fourth quarter--$230 (.04 per basic and diluted share) and full year--$538 ($.09 per basic and diluted share). In addition net loss and net loss available to common shareholders were reduced by a charge in the third quarter related to the intrinsic value of the beneficial conversion feature of preferred stock of $2,960.

[Inside back cover]



                               MINDLEADERS.COM LOGO IN TOP RIGHT CORNER OF PAGE.



A series of graphics of computer screens showing elements of our courses with the following descriptive text underneath the screens:



First screen:                                  "This is the title screen for the
                                                 course unit"

Second screen:                                 "Objectives are listed at the
                                                 beginning of each unit to describe
                                                 what will be taught."

Third screen:                                  "Our interactive courses maintain
                                                 users' interest and help them learn
                                                 by having them perform tasks."

Fourth screen:                                 "Course exercises allow users to
                                                 perform tasks using the actual
                                                 application outside of the course."

Fifth screen:                                  Each course contains instructions and
                                                 useful tips, giving users depth to
                                                 their learning."

Sixth screen:                                  "Questions test users as they work
                                                 through our course to determine
                                                 their understanding of course
                                                 content."

Seventh screen:                                "Our course simulations provide a
                                                 hands-on learning experience within
                                                 a risk-free environment."

Eighth screen:                                 "The use of course simulations
                                                 enhances hands-on learning
                                                 experience and tests ability to put
                                                 course content into practice."

Ninth screen:                                  "The topics list and Index makes our
                                                 courses an invaluable reference
                                                 tool to refresh specific skills or
                                                 to quickly learn a task."

                                        SHARES

                                     [LOGO]

                                 COMMON SHARES

                            ------------------------

                                   PROSPECTUS


                                         , 2000


                            ------------------------


                                LEHMAN BROTHERS


                              J.C. BRADFORD & CO.

                            FIDELITY CAPITAL MARKETS
             A DIVISION OF NATIONAL FINANCIAL SERVICES CORPORATION
                      FACILITATING ELECTRONIC DISTRIBUTION

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated (except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the NASDAQ National Market listing fee) fees and expenses payable by Registrant in the distribution of the Common Shares:

Securities and Exchange Commission registration fee.........  $15,985
National Association of Securities Dealers, Inc. filing
  fee.......................................................  $ 6,250
NASDAQ National Market listing fee..........................     *
Printing and engraving costs................................     *
Legal fees and expenses.....................................     *
Accountants' fees and expenses..............................     *
Blue sky qualification fees and expenses....................     *
Transfer agent fees.........................................     *
Miscellaneous...............................................     *
                                                              -------
    Total...................................................  $  *
                                                              =======

------------------------

*   To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by a corporation and provides as follows:

        (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

        (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

           (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

           (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

        (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

        (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

           (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened by the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

           (b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

           (c) By the shareholders; or

           (d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

        Any determination made by the disinterested directors under division
    (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

        (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or
    (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division
    (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both of the following:

           (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

           (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

        (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

        (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

        (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

        (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

        (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

    Article 5 of the Registrant's Second Amended and Restated Code of Regulations governs indemnification by Registrant and provides, in part, as follows:

        SECTION 5.01. MANDATORY INDEMNIFICATION. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

    Article Five also substantially incorporates the provisions of
Section 1701.13 of the Ohio Revised Code quoted above.

    Reference is also made to Section   of the Underwriting Agreement contained
in Exhibit 1.1 hereto, indemnifying directors and officers of the Company against certain liabilities.

    In addition, the Registrant intends to purchase insurance coverage which will insure directors and officers against certain liabilities which might be incurred by them in such capacity.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Since September 16, 1996, the Registrant has issued and sold the following unregistered securities:


    (i) In March 1998, the Registrant issued and sold an aggregate of 338,000 common shares to a total of seven employees and one director at a purchase price of $0.59 per share for an aggregate purchase price of $200,000.



    (ii) On May 20, 1999, the Registrant granted stock options under the Registrant's 1998 Stock Option Plan to purchase an aggregate of 217,165 common shares at an exercise price of $1.63 per share to a total of 15 employees.



   (iii) On September 15, 1998, the Registrant issued and sold an aggregate 5,123 shares of senior convertible preferred stock (convertible into 865,787 common shares) to River Cities Capital Fund II Limited partnership at a price of $390.40 per share for an aggregate purchase price of $2,000,000.



    (iv) On August 27, 1999, the Registrant issued and sold an aggregate of 2,979 shares of series B convertible preferred stock (convertible into 503,451 common shares) to River Cities Capital Fund II Limited Partnership, JG Funding, LLC, Saunders Capital Group, LLC and Irving W. Bailey II at a purchase price of $1,007.09 per share for an aggregate purchase price of $3,000,121.

    (v) On January 7, 2000 the Registrant issued and sold 1,167 shares of series C convertible preferred stock (convertible into 197,223 common shares) for an aggregate purchase price of $1,500,000, and a warrant to purchase 49,348 common shares at $7.60 per share to River Cities Capital Fund II Limited Partnership.


    The foregoing sales were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act and/or
Rule 506 of Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant or economic buying power, to information about the Registrant. The purchasers of the common shares and the grantees of the stock options were all key employees or directors of the Registrant. The purchasers of the senior convertible preferred stock and the series B convertible preferred stock were all venture capital companies or their affiliates. No underwriter or securities broker was involved in any of these transactions and no underwriting discount or sales commission was paid to any person on account of any of these transactions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS.


    EXHIBIT
      NO.                            DESCRIPTION
    -------                          -----------
    1.1      Form of Underwriting Agreement

    3.1      Proposed form of Second Amended and Restated Articles of
               Incorporation of MindLeaders.com, Inc.

    3.1.2    Proposed form of Third Amended and Restated Articles of
               Incorporation of MindLeaders.com, Inc.

    3.2      Amended and Restated Code of Regulations of DPEC, Inc.

    3.2.2    Proposed form of Second Amended and Restated Code of
               Regulations of
               MindLeaders.com, Inc.

    4.1*     Form of Stock Certificate for Common Shares of
               MindLeaders.com, Inc.

    5.1      Proposed form of Opinion of Vorys, Sater, Seymour and Pease
               LLP

    10.1     MindLeaders.com, Inc. 2000 Incentive Stock Plan

    10.2     Employment Agreement, dated March 13, 2000, by and between
               DPEC, Inc. and Carol A. Clark.

    10.3+    Bonus plans for named executive officers

    10.4+    Share Purchase and Sale Agreement, dated May 10, 1996, by
               and among Frances Papalios, Carol A. Clark and DPEC, Inc.

    10.5+    Senior Convertible Preferred Stock Purchase Agreement, dated
               September 15, 1998, by and among River Cities Capital
               Group II Limited Partnership, DPEC, Inc. and Carol A.
               Clark.

    10.6     Series B Convertible Preferred Stock Purchase Agreement,
               dated August 27, 1999, by and among River Cities Capital
               Fund II Limited Partnership, JG Funding, LLC, Saunders
               Capital Group, LLC, Irving W. Bailey II and DPEC, Inc.

    10.7+    Registration Rights Agreement, dated May 10, 1996, by and
               among Carol A. Clark, Frances Papalios, Gary W. Qualmann
               and DPEC, Inc.

    EXHIBIT
      NO.                            DESCRIPTION
    -------                          -----------
    10.8     Second Amended and Restated Registration Rights Agreement,
               dated January 7, 2000, by and among River Cities Capital
               Fund II Limited Partnership, JG Funding, LLC, Saunders
               Capital Group, LLC, Irving W. Bailey II and DPEC, Inc.

    10.9     Fifth Amended and Restated Shareholders Agreement, dated
               January 7, 2000, by and among DPEC, Inc. Carol A. Clark,
               Robert N. Clark as Trustee under the 1999 Grantor Retained
               Annuity Trust created by Carol A. Clark, the Frances
               Papalios Trust and Frances Papalios.

    10.10+   Admission Agreement, dated September 8, 1999, by and between
               Robert N. Clark as Trustee under the 1999 Grantor Retained
               Annuity Trust Created by Carol A. Clark dated
               September 8, 1999 and Carol A. Clark.

    10.11+   Admission Agreement, dated September 8, 1999, by and between
               Karen L. Qualmann as Trustee under the 1999 Grantor
               Retained Annuity Trust Created by Gary W. Qualmann dated
               September 8, 1999 and Gary W. Qualmann.

    10.12+   $1,000,000 Term Note of DPEC, Inc. in favor of Carol A.
               Clark.

    10.13+   $250,000 Term Note of DPEC, Inc. in favor of Fran Papalios.

    10.14+   Pledge and Security Agreement, dated May 10, 1996, by and
               between DPEC, Inc. and Fran Papalios.

    10.15+   Software Development and License Agreement, dated
               January 25, 1999, by and between Ahsoug, Inc., through its
               Macmillan Publishing USA division, and DPEC, Inc.

    10.16    Series C Convertible Preferred Stock Purchase Agreement,
               dated January 7, 2000, by and among River Cities Capital
               Fund II Limited Partnership, JG Funding, LLC, Saunders
               Capital Group, LLC, Irving W. Bailey II and DPEC, Inc.

    10.17    Warrant to Purchase 49,348 shares of Common Stock of DPEC,
               Inc., issued to River Cities Capital Fund II Limited
               Partnership on January 7, 2000.

    10.18    Employment Agreement, dated March 13, 2000, by and between
               DPEC, Inc. and Angus J. Carroll.

    23.1     Consent of Deloitte & Touche LLP

    23.2     Consent of Vorys, Sater, Seymour and Pease LLP (included in
               Exhibit 5.1)

    24.1+    Powers of Attorney

    24.2     Power of Attorney for Kenneth T. Stevens

    27.1     Financial Data Schedule

    99.1     Consent of International Data Corporation


------------------------

*   To be filed by amendment.

+   Previously filed.

    (b) FINANCIAL STATEMENT SCHEDULES:


        Schedule II. Consolidated Valuation and Qualifying Accounts.

ITEM 17.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act, shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Columbus, Ohio, on this 20 day of March, 2000.



                                                       MINDLEADERS.COM, INC.

                                                       By:                /s/ CAROL A. CLARK
                                                               ----------------------------------------
                                                                            Carol A. Clark
                                                       Title:   CHAIRPERSON OF THE BOARD OF DIRECTORS,
                                                                 PRESIDENT AND CHIEF EXECUTIVE OFFICER



    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                 /s/ CAROL A. CLARK                    Chairperson of the Board of
     -------------------------------------------         Directors; President and     March 20, 2000
                   Carol A. Clark                        Chief Executive Officer

                                                       Director; Chief Financial
                /s/ GARY W. QUALMANN*                    Officer; Secretary;
     -------------------------------------------         Treasurer and Vice           March 20, 2000
                  Gary W. Qualmann                       President--Finance

                  /s/ H. NEAL ATER*
     -------------------------------------------       Director                       March 20, 2000
                    H. Neal Ater

                /s/ ROBERT J. MASSIE*
     -------------------------------------------       Director                       March 20, 2000
                  Robert J. Massie

               /s/ KENNETH T. STEVENS*
     -------------------------------------------       Director                       March 20, 2000
                 Kenneth T. Stevens

                /s/ MURRAY R. WILSON*
     -------------------------------------------       Director                       March 20, 2000
                  Murray R. Wilson

               /s/ ROBERT R. BROWNLEE*
     -------------------------------------------       Chief Accounting Officer       March 20, 2000
                 Robert R. Brownlee




*By:                   /s/ CAROL A. CLARK
             --------------------------------------
                         Carol A. Clark
                       (ATTORNEY-IN-FACT)

                                                                     SCHEDULE II

                             MINDLEADERS.COM, INC.

                 CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)


                                            BALANCE AT    CHARGED TO   CHARGED TO   DEDUCTIONS    BALANCE
                                           BEGINNING OF   COSTS AND      OTHER         FROM       AT END
DESCRIPTION                                   PERIOD       EXPENSES     ACCOUNTS     RESERVES    OF PERIOD
-----------                                ------------   ----------   ----------   ----------   ---------
YEAR ENDED DECEMBER 31, 1999
  Allowance for doubtful accounts........      $  0          $100         $  0         $  0        $100
                                               ====          ====         ====         ====        ====
YEAR ENDED DECEMBER 31, 1998
  None
YEAR ENDED DECEMBER 31, 1997
  None

                               INDEX TO EXHIBITS


         EXHIBIT
           NO.                                      DESCRIPTION
-------------------------                           -----------
1.1                         Form of Underwriting Agreement

3.1                         Proposed form of Second Amended and Restated Articles of
                              Incorporation of MindLeaders.com, Inc.

3.1.2                       Proposed form of Third Amended and Restated Articles of
                              Incorporation of MindLeaders.com, Inc.

3.2                         Amended and Restated Code of Regulations of DPEC, Inc.

3.2.2                       Proposed form of Second Amended and Restated Code of
                              Regulations of
                              DPEC, Inc.

4.1*                        Form of Stock Certificate for Common Shares of
                              MindLeaders.com, Inc.

5.1                         Proposed form of Opinion of Vorys, Sater, Seymour and Pease
                              LLP

10.1                        MindLeaders.com, Inc. 2000 Incentive Stock Plan

10.2                        Employment Agreement, dated March 13, 2000, by and between
                              DPEC, Inc. and Carol A. Clark.

10.3+                       Bonus plans for named executive officers.

10.4+                       Share Purchase and Sale Agreement, dated May 10, 1996, by
                              and among Frances Papalios, Carol A. Clark and DPEC, Inc.

10.5+                       Senior Convertible Preferred Stock Purchase Agreement, dated
                              September 15, 1998, by and among River Cities Capital
                              Group II Limited Partnership, DPEC, Inc. and Carol A.
                              Clark.

10.6                        Series B Convertible Preferred Stock Purchase Agreement,
                              dated August 27, 1999, by and among River Cities Capital
                              Fund II Limited Partnership, JG Funding, LLC, Saunders
                              Capital Group, LLC, Irving W. Bailey II and DPEC, Inc.

10.7+                       Registration Rights Agreement, dated May 10, 1996, by and
                              among Carol A. Clark, Frances Papalios, Gary W. Qualmann
                              and DPEC, Inc.

10.8                        Second Amended and Restated Registration Rights Agreement,
                              dated January 7, 2000, by and among River Cities Capital
                              Fund II Limited Partnership, JG Funding, LLC, Saunders
                              Capital Group, LLC, Irving W. Bailey II and DPEC, Inc.

10.9                        Fifth Amended and Restated Shareholders Agreement, dated
                              January 7, 2000, by and among DPEC, Inc. Carol A. Clark,
                              Robert N. Clark, as Trustee under the 1999 Grantor
                              Retained Annuity Trust Created by Carol A. Clark, the
                              Frances Papalios Trust and Frances Papalios.

10.10+                      Admission Agreement, dated September 8, 1999, by and between
                              Robert N. Clark as Trustee under the 1999 Grantor Retained
                              Annuity Trust Created by Carol A. Clark dated
                              September 8, 1999 and Carol A. Clark.

10.11+                      Admission Agreement, dated September 8, 1999, by and between
                              Karen L. Qualmann as Trustee under the 1999 Grantor
                              Retained Annuity Trust Created by Gary W. Qualmann dated
                              September 8, 1999 and Gary W. Qualmann.

10.12+                      $1,000,000 Term Note of DPEC, Inc. in favor of Carol A.
                              Clark.

10.13+                      $250,000 Term Note of DPEC, Inc. in favor of Fran Papalios.

10.14+                      Pledge and Security Agreement, dated May 10, 1996, by and
                              between DPEC, Inc. and Fran Papalios.

10.15+                      Software Development and License Agreement, dated
                              January 25, 1999, between Ahsoug, Inc., through its
                              Macmillan Publishing USA division, and DPEC, Inc.

         EXHIBIT
           NO.                                      DESCRIPTION
-------------------------                           -----------
10.16                       Series C Convertible Preferred Stock Purchase Agreement,
                              dated January 7, 2000, by and among River Cities Capital
                              Fund II Limited Partnership, JG Funding, LLC, Saunders
                              Capital Group, LLC, Irving W. Bailey II and DPEC, Inc.

10.17                       Warrant to Purchase 49,348 shares of Common Stock of DPEC,
                              Inc., issued to River Cities Capital Fund II Limited
                              Partnership on January 7, 2000.

10.18                       Employment Agreement, dated March 13, 2000, by and between
                              DPEC, Inc. and Angus J. Carroll.

23.1                        Consent of Deloitte & Touche LLP

23.2                        Consent of Vorys, Sater, Seymour and Pease LLP (included in
                              Exhibit 5.1)

24.1+                       Powers of Attorney

24.2                        Power of Attorney for Kenneth T. Stevens

27.1                        Financial Data Schedule

99.1                        Consent of International Data Corporation


------------------------

*   To be filed by amendment.

+   Previously filed.